UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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B/E Aerospace, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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B/E AEROSPACE, INC.
1400 CORPORATE CENTER WAY
WELLINGTON, FLORIDA 33414-2105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 24, 2013

Notice is hereby given that the Annual Meeting of Stockholders of B/E Aerospace, Inc., a Delaware corporation (the “Company”), will be held at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts at 10:30 a.m. Eastern Time on Wednesday, July 24, 2013 for the following purposes:

1.         To elect two Class I Directors;

2.         To consider and act upon a proposal to approve compensation paid to Named Executive Officers of the Company on an advisory basis;

3.         Ratification of the appointment of Independent Registered Public Accounting Firm;

        4.         To consider and act upon a proposal to amend the amended and restated B/E Aerospace, Inc. 1994 Employee Stock Purchase Plan;

        5.         To transact any other business that may properly come before the meeting, or any adjournment thereof.

Stockholders of record at the close of business on May 28, 2013 are entitled to notice of and to vote at the meeting.

Whether or not you plan to attend the meeting in person, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

By Order of the Board of Directors,

RYAN M. PATCH
Secretary

Wellington, Florida
June 11, 2013

i

B/E AEROSPACE, INC
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 24, 2013

PROXY STATEMENT

THIS PROXY STATEMENT AND THE ENCLOSED PROXY ARE BEING MAILED TO STOCKHOLDERS ON OR ABOUT JUNE 11, 2013.

The enclosed form of proxy is solicited on behalf of B/E Aerospace, Inc. (the “Company”) to be voted at the 2013 Annual Meeting of Stockholders to be held at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts at 10:30 a.m. Eastern Time on Wednesday, July 24, 2013, or at any adjournment or postponement thereof.

If you are a stockholder of record, you may vote by proxy on the Internet, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote in person at the annual meeting. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

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To vote on the Internet, go to http://www.investorvote.com to complete an electronic proxy card. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. Central Time, on July 24, 2013 to be counted.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-652-VOTE (1-800-652-8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. Eastern Time, on July 24, 2013 to be counted.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

A proxy may be revoked by a stockholder at any time before it is voted (i) by returning to the Company another properly signed proxy bearing a later date; (ii) by delivering a written revocation to the Secretary of the Company; or (iii) by attending the meeting and voting the shares represented by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned or submitted over the telephone or on the Internet, and not revoked, will be voted at the meeting by the persons named as proxies, Thomas P. McCaffrey and Ryan M. Patch.

The expense of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Company may use the services of its officers and other employees to solicit proxies personally, by telephone and telegram from brokerage houses and by other stockholders. Officers and other employees of the Company will receive no compensation in addition to their regular salaries for soliciting proxies. The Company has retained Georgeson Shareholder Communications, Inc. to assist in solicitation of proxies for a fee of $7,500 plus expenses. The Company will reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to the beneficial owners of the common stock.

In the absence of contrary instructions, the persons named as proxies will vote in accordance with the intentions stated below. The holders of record of shares of the Company’s common stock, $0.01 par value, at the close of business on May 28, 2013 are entitled to receive notice of and to vote at the meeting. As of April 23, 2013 the Company had 105,331,653 shares of common stock issued and 104,732,332 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter to come before the meeting.

Consistent with Delaware state law and the Company’s by-laws, a majority of the votes entitled to be cast present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the meeting will be counted by the person appointed by the Company to act as inspector of election for the meeting. The two nominees for election as directors at the meeting who receive the greatest number of votes properly cast for the election of directors, Proposal No. 1, shall be elected directors. The election of our directors in uncontested elections is governed by a “plurality plus” standard, pursuant to which any director candidate who receives more votes “withheld” than votes “for” election shall tender their resignation from the Board following the final certification of such stockholder vote for consideration by the Chairman of the Board. The Chairman of the Board will then consider such resignation, taking into account the Company’s interests and any current or foreseeable factors or circumstances relating to such director, and recommend to the Board the action to be taken with respect to such resignation. The Board then shall act on such recommendation relative to the tendered resignation, after which we will publicly disclose the Board’s decision as to whether it accepted such director’s resignation.

The affirmative vote of a majority of the votes in attendance at the meeting (at which a quorum is present), present in person or represented by proxy, that are properly cast, is necessary to approve the actions described in Proposals Nos. 2 through 4.

The inspector of election will count the total number of votes cast “for” the nominee for election as a director or “for” approval of Proposals Nos. 2 through 4 for purposes of determining whether sufficient affirmative votes have been cast for each such proposal. The inspector of election will count shares (i) represented by proxies that withhold authority to vote either for the nominees for election as a director or for Proposals Nos. 2 through 4; or (ii) that reflect abstentions and “broker non-votes” as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but abstentions and broker non-votes will not have any effect on the outcome of voting on the election of directors or Proposals Nos. 2 through 4. “Broker non-votes” are shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; and (ii) the broker or nominee does not have the discretionary voting power on a particular matter.

The Annual Report to Stockholders for the Company’s fiscal year ended December 31, 2012 accompanies this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY
OF PROXY MATERIALS FOR THE ANNUAL MEETING OF
STOCKHOLDERS

B/E Aerospace, Inc.’s Proxy Statement and Annual
Report on Form 10-K are available at
www.beaerospace.com

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nomination of Directors

As provided in its charter, the Nominating and Corporate Governance Committee identifies and recommends to the Board of Directors (the “Board”) nominees for election and re-election to the Board and will consider nominations submitted by stockholders. The Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board, evaluates candidates proposed by stockholders using the same criteria as for other candidates.

The Chairman of the Board and the Nominating and Corporate Governance Committee seek to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to finance, leadership, business operations and industry knowledge. The Nominating and Corporate Governance Committee reviews with the Chairman and the full Board, on a periodic basis (at least annually), the current composition of the Board in light of the characteristics of independence, skills, experience, competency and availability of service to the Company of its members and of the Company’s anticipated needs. All of our independent directors serve on Board Committees further supporting the Board by providing experience to those Committees. The needs of each Committee are also reviewed when considering nominees to the Board. In connection with its most recent annual review, the Nominating and Corporate Governance Committee recommended the nomination of Messrs. Michael F. Senft and John T. Whates, currently designated as Class I Directors, whose terms expire at the meeting, to serve as Class I Directors for a term of three years, expiring at the 2016 Annual Meeting of Stockholders. If Messrs. Senft and Whates are re-elected, the Nominating and Corporate Governance Committee and the full Board believe that the Board will have an excellent composition, of a suitable size, and with the appropriate diversity of skills and experience with respect to finance, leadership, business operations and industry as well as company specific knowledge. The biographies of Messrs. Senft and Whates and our continuing current directors below contain information regarding each nominee’s and continuing current director’s experience, qualifications and skills. When the Nominating and Corporate Governance Committee reviews a potential new candidate, it looks specifically at the candidate’s qualifications in light of the size of the Board and the needs of the Board at a given point in time.

In nominating director candidates, the Nominating and Corporate Governance Committee strives to nominate directors that exhibit high standards of ethics, integrity, commitment and accountability. In addition, all nominations attempt to ensure that the Board  shall encompass a range of talent, skills, expertise and industry experience sufficient to provide sound guidance with respect to our operations and activities.

Under our Nominating and Corporate Governance Committee charter, directors must inform the Chairman of the Board and the Chair of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another public company board. In addition, no director may sit on the board of directors, or beneficially own more than 1% of the outstanding equity securities, of any of our competitors in our principal lines of business. We also discourage our directors from serving on the board of directors of more than three public companies.

To recommend a nominee, a stockholder shall give notice to our Corporate Secretary at our principal address in Wellington, Florida. This notice should include the candidate’s brief biographical description, a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above, and the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected. The notice must be given no later than the earlier of (i) 50 days before the first anniversary of the last Annual Meeting of Stockholders or (ii) if less than 60 days’ notice of the date of the Annual Meeting of Stockholders at which directors are to be elected is given, within ten days after such notice. Once we receive the nomination, we will deliver a questionnaire to the candidate that requests additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee has not received any nominations for director from stockholders for the 2013 Annual Meeting of Stockholders.

The persons named in the enclosed proxy intend to vote each share as to which a proxy has been properly executed and returned or submitted over the telephone or on the Internet and not revoked in favor of the election as directors of the two nominees named below, each of whom is now a director of the Company, unless authority to vote for the election of any or all of such nominees is withheld by marking the proxy to that effect.

Pursuant to the Company’s Restated Certificate of Incorporation, the Board is divided into three classes, each as nearly equal in number as possible, so that each director (in certain circumstances after a transitional period) will serve for three years, with one class of directors being elected each year.

The nominees are Messrs. Michael F. Senft and John T. Whates, currently designated as Class I Directors, whose terms expire at the meeting, and until their respective successors are elected and shall qualify to serve. The enclosed proxy cannot be voted for a greater number of persons than two.

If elected, Messrs. Michael F. Senft and John T. Whates, will serve as Class I Directors for a term of three years, expiring at the 2016 Annual Meeting of Stockholders, and until their respective successors are elected and shall qualify to serve.

The Company expects that Messrs. Michael F. Senft and John T. Whates will be able to serve, but if they are unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees.

Set forth below is the business experience of, and certain other information regarding, the two director nominees and the other current directors of the Company.

Director Nominees

Name, Age, Business Experience and Current Directorships	Director
Since

MICHAEL F. SENFT, 54	2012

Michael F. Senft has been a Director since February 2012. Mr. Senft is currently a Managing Director of Moelis & Company, where he provides strategic advisory services to clients in a variety of industries, including the Industrials, Metals and Mining, and Food sectors. Since 1993, Mr. Senft has been a highly valued adviser to our Company, having structured and placed or advised our Company on long-term capital transactions totaling over $4 billion and advised our Company on essentially all our strategic acquisitions. Mr. Senft has over 30 years of experience as an investment banker, including prior roles as Global Head of Leveraged Finance at CIBC, and Global Co-Head of Leveraged Finance at Merrill Lynch. Mr. Senft is also President of Crucible Associates LLC, a private investment vehicle he founded in 2009. From 2008 to 2010, Mr. Senft served on the Board of Directors of Moly Mines Ltd., a development stage mining company publicly listed on the Australian and Toronto stock exchanges and from 1991 to 1994 he served on the Board of Directors of Del Monte Foods. Mr. Senft's education and extensive experience in strategic business planning coupled with deep understanding of our business, uniquely qualify him to serve as a member of our Board.

JOHN T. WHATES, Esq., 65	2012

John T. Whates has been a Director since February 2012. Mr. Whates has been an independent tax advisor and involved in venture capital and private investing since 2005. He is Chairman of the Board of Dynamic Healthcare Systems, Inc., a company that provides enterprise technology software solutions to healthcare organizations. From 1994 to 2011, Mr. Whates was a tax and financial advisor to our Company, providing business and tax advice on essentially all of our significant strategic acquisitions. Previously, Mr. Whates was a tax partner in several of the largest public accounting firms, most recently leading the High Technology Group Tax Practice of Deloitte LLP in Orange County, California. He has extensive experience working with aerospace and other public companies in the fields of tax, equity financing and mergers and acquisitions. Mr. Whates' extensive experience, multi-dimensional educational background, and thorough knowledge of our Company, uniquely qualify him to serve as a member of our Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE LISTED NOMINEES.

Current Directors

Name, Age, Business Experience and Current Directorships	Director	Term
	Since	Expires

ROBERT J. KHOURY, 71	1987	2014

Robert J. Khoury has been a Director since July 1987, when he co-founded the Company. On December 31, 2005, Mr. Khoury retired from service as the Company’s President and Chief Executive Officer, a position he held since August 2000. From April 1996 through August 2000, he served as Vice Chairman of the Company. Mr. Khoury is a member of the Board of Governors of the Aerospace Industries Association. Mr. Khoury has his Professional Director Certification from the American College of Corporate Directors. During Mr. Khoury’s 20-year tenure as COO and/or CEO, he oversaw the integration of numerous acquired businesses, including the alignment of our business processes and I.T. systems across all functions, implemented lean manufacturing and oversaw the implementation of best practices in human resources. These experiences, together with his intimate knowledge of our business and industry, uniquely qualify him to serve as a member of our Board. Mr. Robert J. Khoury is the brother of Amin J. Khoury, our Chairman and Chief Executive Officer and a co-founder of the Company.

JONATHAN M. SCHOFIELD, 72	2001	2014

Jonathan M. Schofield has been a Director since April 2001. From December 1992 through February 2000, Mr. Schofield served as Chairman and CEO of Airbus North America Holdings, a subsidiary of Airbus Industrie, a manufacturer of large civil aircraft, and served as Chairman from February 2000 until his retirement in March 2001. Prior to 1989, Mr. Schofield served in various executive positions at Pratt & Whitney, a division of United Technologies Corporation. From 1989 until he joined Airbus, Mr. Schofield was President of United Technologies International Corporation. Mr. Schofield is currently a member of the Board of Directors of Nordam Group and is a trustee of LIFT Trust and was formerly a member of the Board of Directors of Aero Sat, Inc. and TurboCombustor Technology, Inc. Mr. Schofield became a member of the Ordre National De La Legion D’Honneur in 2002. Mr. Schofield’s education, aerospace industry business experience, including his role as Chairman and CEO of Airbus North America, and as President of United Technologies International during which he developed and executed global marketing strategies and interfaced with procurement, finance and human resources, together with his intimate knowledge of our business and industry, uniquely qualify him to serve as a member of our Board.

RICHARD G. HAMERMESH, 65	1987	2015

Richard G. Hamermesh has been a Director since July 1987. Dr. Hamermesh has been a Professor of Management Practice at Harvard Business School since July 1, 2002. From 1987 to 2001, he was a co-founder and a Managing Partner of The Center for Executive Development, an executive education and development consulting firm. From 1976 to 1987, Dr. Hamermesh was a member of the faculty of Harvard Business School. He is also an active investor and entrepreneur, having participated as a principal, director and investor in the founding and early stages of more than 15 organizations. Dr. Hamermesh’s education and business experience as co-founder of a leading executive education and consulting firm, as president, founder, director and co-investor in over 15 early stage businesses, and his 26 years as a Professor of Management Practice at Harvard Business School where he has led MBA candidates through thousands of business case studies, as well as his intimate knowledge of our business and industry (including over 25 years as a member of our Board), uniquely qualify him to serve as a member of our Board.

Name, Age, Business Experience and Current Directorships	Director	Term
	Since	Expires

AMIN J. KHOURY, 74	1987	2015

Amin J. Khoury has been the Chairman of the Board of Directors since July 1987 when he co-founded the Company. Mr. Khoury was appointed Chief Executive Officer effective December 31, 2005. Mr. Khoury also served as the Company’s Chief Executive Officer from July 1987 through April 1996. From 1986 until April 2012, Mr. Khoury was a director of Synthes, Inc., the world’s leading manufacturer and marketer of orthopedic trauma implants and a leading global manufacturer and marketer of cranial maxillofacial and spine implants. Mr. Khoury has been a Trustee of the Scripps Research Institute since May 2008. Mr. Khoury holds a Masters Professional Director Certification from the American College of Corporate Directors earned by completing a minimum of 90 hours of public company director education and an Advanced Director Certification from the Corporate Directors Group. Mr. Khoury’s education, his business experience, which includes having co-founded our Company, and serving as Chairman and CEO since 1987, during which he was primarily responsible for the development and execution of our business strategies that resulted in the growth in our business from a single product line business with $3.0 million in annual sales, to the leading global manufacturer of commercial aircraft and business jet cabin interior products and the world’s leading distributor of aerospace consumable products, with annual revenues in 2012 of $3.1 billion.

Mr. Khoury has led both our acquisition strategy and our operational integration and execution strategies. He is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting both the managerial talent and Board members who currently serve the Company. He has an intimate knowledge of the Company, its industry and its competitors which he has gained over the last 26 years. All of the above experience and leadership roles uniquely qualify him to serve as our Company’s Chairman of the Board of Directors. Mr. Amin J. Khoury is the brother of Robert J. Khoury, Director and co-founder of the Company.

CORPORATE GOVERNANCE MATTERS

Meetings of the Board of Directors and Committees

The Board held seven meetings during 2012. Currently, the Board has three standing Committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. All continuing members of our Board are expected to attend our Annual Meeting of Stockholders, absent extenuating circumstances, and in 2012, all then current members attended our Annual Meeting of Stockholders. The Board has determined that Messrs. Hamermesh, Schofield, Senft and Whates are independent under NASDAQ Stock Market rules. Each member of the Board attended at least 75 percent of the aggregate number of meetings of the Board and of the Committees of the Board on which the director served during 2012.

The Audit Committee is currently composed of Messrs. Hamermesh, Senft and Whates, with Mr. Hamermesh serving as Chairman. The Audit Committee held four meetings during 2012. The Audit Committee is responsible for: (i) the appointment, compensation and oversight of our independent auditors; (ii) overseeing the quality and integrity of our financial statements and related disclosures; (iii) our compliance with legal and regulatory requirements; (iv) assessing our independent auditors’ qualifications, independence and performance; and (v) monitoring the performance of our internal audit and control functions.

All members of the Audit Committee are independent under NASDAQ Stock Market and Securities and Exchange Commission, or SEC, rules. The Audit Committee operates under a written charter adopted and approved by our Board.

The Compensation Committee is currently composed of Messrs. Schofield, Senft and Whates, with Mr. Schofield serving as Chairman. The Compensation Committee held four meetings during 2012. The Compensation Committee provides recommendations to the Board regarding compensation matters and oversees the Company’s incentive and compensation plans. All of the members of the Compensation Committee are independent as defined by NASDAQ Stock Market rules. The Compensation Committee operates under a written charter adopted and approved by our Board.

The Compensation Committee has the power to delegate its authority and duties to subcommittees or individual members of the Compensation Committee or, to the extent permitted by the terms of any plan, to officers of our Company or other persons in each case as it deems appropriate in accordance with applicable laws and regulations and the requirements of the NASDAQ Stock Market. Our CEO, COO, CFO and Vice President, Human Resources attended portions of some or all of the Compensation Committee meetings during 2012 at the invitation of the Compensation Committee. Management input was taken into consideration in assessing the performance and pay levels of our key management employees as well as the establishment of bonus measures and targets. Our Vice President-Law, General Counsel and Secretary also attended the meetings during 2012 to provide the Compensation Committee with information to consider in respect to his area of expertise. Our Vice President-Law, General Counsel and Secretary also serves as secretary to the Compensation Committee. On no occasion were any of our Named Executive Officers (“NEOs”) involved in any discussion specifically relating to their own compensation, other than our CEO, who discussed both his performance and his compensation directly with our Compensation Committee.

The Nominating and Corporate Governance Committee is currently composed of Messrs. Hamermesh, Schofield, Senft and Whates, with Mr. Schofield serving as Chairman. The Nominating and Corporate Governance Committee held four meetings during 2012. The Nominating and Corporate Governance Committee is responsible for, among other things, assisting the Board by actively identifying individuals qualified to become Board members, recommending to the Board the director nominees for election at the next Annual Meeting of Stockholders and making recommendations with respect to corporate governance matters. All of the members of the Nominating and Corporate Governance Committee are independent as defined by current NASDAQ Stock Market rules. The Nominating and Corporate Governance Committee operates under a written charter adopted and approved by our Board. All of the members of the Nominating and Corporate Governance Committee support the nominations of Messrs. Senft and Whates.

Copies of the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website, www.beaerospace.com, in the Investor Relations section. Please note that the information contained in or connected to our website is not a part of this proxy statement.

Board Diversity

The Chairman of the Board together with the Nominating and Corporate Governance Committee, in accordance with the Board’s governance principles, seeks to create a Board that, as a whole, is strong in its collective knowledge and has a diversity of skills and experience with respect to industry knowledge, vision and strategy, human resource management, general management and leadership, marketing, business operations, business judgment, crisis management, risk assessment, accounting and finance, capital markets, general corporate governance and global markets.

In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards and such other factors that the Nominating and Corporate Governance Committee considers appropriate so that the Board includes members, if suitable, with diverse backgrounds, perspectives, skills and experience, who are likely to serve the Company’s anticipated needs and enhance Board dynamics and effectiveness. The Nominating and Corporate Governance Committee believes our Board has achieved its diversity objectives as evidenced by Board members with extensive experience in general management, human resources, manufacturing operations, marketing, engineering, capital markets, developing and executing mergers and acquisition strategies, including successful integration activities related thereto, as founders or co-founders of a multitude of businesses, and the collective experiences developed during their business careers which total over 200 years in the aerospace, defense and related industries.

Risk Oversight

Our Board takes an active role in overseeing the risk management of the Company with a focus on the most significant risks facing the Company. The Board’s oversight of risk management is designed to support the achievement of the strategic objectives of the Company and increase stockholder value. A fundamental part of risk management for the Company is not only understanding the risks that are faced by the Company and the steps necessary to manage those risks, but also understanding what level of risk is appropriate for the Company. The Company's Chief Executive Officer, President, Chief Financial Officer and other members of senior management regularly evaluate and report to the Board on significant risks facing the Company. In addition, each Committee of the Board is also responsible for assessing the risk exposure related to its specific area. The Committees discuss matters of interest with the Company’s senior management, including matters related to our corporate governance and our code of conduct, and report to the full Board, as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Board Leadership Structure

The Board believes that the Company and its stockholders have been and will continue to be well served by having the Company’s principal founder and Chief Executive Officer serve as Chairman of the Board. Mr. Amin J. Khoury has led both our acquisition strategy and our operational integration and execution strategy. He is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting both the managerial talent and Board members who currently serve the Company. He has an intimate knowledge of the Company, its industry and its competitors, which he has gained over the last 26 years, all of which uniquely qualify him to serve as our Company’s Chairman of the Board. The Board believes that the current leadership of the Board, when combined with the other elements of our corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of the Company’s business and affairs.

The Board is composed of a majority of independent directors. The Company’s Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee are each composed solely of independent directors. The Company’s independent directors bring experience, oversight and expertise from outside the Company, while the Chief Executive Officer brings industry, competitive and company-specific experience and expertise. The Board believes the combined role of Chairman and Chief Executive Officer promotes unified leadership and direction for the Company, which allows for a single, clear focus for management to execute the Company’s strategy and business plans. Notwithstanding the above, the Board recognizes that, in the future, circumstances may necessitate that the roles of Chairman and Chief Executive Officer be separated and, therefore, the Board retains the authority to separate the roles if it were to determine that such a division might be appropriate in the future.

One of the key responsibilities of the Board is to assist management in developing strategic direction and then holding management accountable for the execution of strategy once it is developed. The Board believes, at this time, the combined role of Chairman and Chief Executive Officer, together with the independent directors, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

While the Board has not formally appointed a lead independent director, the Board believes that the current composition of the Board and the functioning of the independent directors effectively maintain independent oversight of the Company’s management. Four out of six of the Company’s directors are independent and the chair and members of each of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent directors. As a result, independent directors oversee all significant matters affecting the Company, including the Company’s financial statements, executive compensation matters, the nomination and assessment of directors and the risk management practices. Independent directors meet in regular executive sessions not attended by the non-independent directors and management in conjunction with each regular Board meeting and as they otherwise deem appropriate. At each executive session, the respective chair of the Board Committee relating to the specific matter discussed by the independent directors, leads the discussion. For example, the chair of the Nominating and Corporate Governance Committee leads the discussions with respect to director nominations, the current composition of the Board and other Board policy matters.

Following each executive session, the independent directors report the results of the discussions to the full Board, as appropriate. These discussions are led by the appropriate Committee chair. Additional executive sessions may be convened at any time at the request of an independent director, and, in such event, the independent director chairperson of the most closely associated Committee to the discussed topic leads the discussion and the report to the full Board. During executive sessions directors also discuss and propose matters to be included in the agenda for future Board meetings.

Compensation Consultant

To gain a perspective on external pay levels, emerging practices and regulatory changes, our Compensation Committee engages an outside executive compensation consultant that is independent under the Securities and Exchange Commission and NASDAQ Stock Market rules to provide benchmark and survey information and advise the Compensation Committee as it conducts its review of our compensation process. The Compensation Committee selected Mercer Human Resource Consulting (“Mercer”) as its consultant for 2012 and tasked them with gathering market competitive data, reviewing compensation plan design alternatives and instructing the Compensation Committee on director and executive compensation trends and best practices. An affiliate of Mercer, Marsh Inc., provides risk management and insurance brokerage services to the Company, for which it was paid approximately $518,100 in 2012. None of these fees were related to executive or director compensation. The Compensation Committee has reviewed the risk management and broker services provided by Marsh Inc. and has determined that these services do not constitute a conflict of interest for Mercer or prevent Mercer from being objective in its work for the Compensation Committee. Mercer periodically participated in Compensation Committee meetings, and also provided the Compensation Committee with specialized advice to consider in establishing and evaluating our compensation practices. Mercer reports directly to the Compensation Committee. The individuals at Mercer who provide executive and director compensation consulting services to the Compensation Committee provide no other services to the Company or its subsidiaries, except for non-executive or director compensation consulting matters as specifically authorized by the Compensation Committee. Further, Mercer has not been engaged to advise the Company or its management on executive and director compensation matters. In 2012, Mercer was paid approximately $174,800 with respect to its services to the Compensation Committee. Greater detail regarding our compensation process is set forth below in our “Compensation Discussion and Analysis.”

Stockholder Communications with our Board of Directors

To facilitate the ability of stockholders to communicate with our Board, communications may be sent to: The Board of Directors, c/o The Corporate Secretary, B/E Aerospace, Inc., 1400 Corporate Center Way, Wellington, Florida 33414-2105.

Our Corporate Secretary reviews all correspondence addressed to the Board and regularly presents to the Board a summary of all such correspondence and forwards to the Board or individual directors, as the case may be, copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or Committees thereof or that he otherwise determines requires their attention. Examples of communications that would be logged, but not automatically forwarded, include solicitations for products and services or items of a personal nature not relevant to us or our stockholders. Directors may at any time review the log of all correspondence received by our Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Audit Committee, other than potential ethical or conflict of interest situations, which are directed to the Nominating and Corporate Governance Committee.

Compensation Committee Interlocks and Insider Participation

No person who is or has been an officer or other employee of the Company served as a member of the Company’s Compensation Committee. No executive officer of the Company served as a member of the Compensation Committee on the board (or as a director) of any company where an executive officer of such company is a member of the Compensation Committee or a director of the Company. No member of the Compensation Committee was a party to any transaction required to be disclosed as a related person transaction.

Compensation of Directors

Directors who are employees of the Company receive no additional compensation for serving on the Board. In 2012, non-employee directors received an annual cash retainer of $100,000. In addition, the chairs of our Audit Committee and Compensation Committee each, received additional annual cash retainers of $35,000 and the members of the Audit Committee and Compensation Committee each received additional annual cash retainers of $12,500. All cash payments were made quarterly in arrears. We did not pay any additional fees for attendance at Board or Committee meetings.

Non-employee directors also received an annual grant of restricted stock with a fair market value of $49,500 (determined as of the date of grant) during 2012 pursuant to our B/E Aerospace, Inc. 2005 Long-Term Incentive Plan (“LTIP”). The awards vest on each of the first, second, third and fourth anniversaries of the date of grant, provided the director remains in continuous service through the applicable vesting period.

In 2012 we contributed $33,000 of stock on behalf of each non-employee director to our B/E Aerospace, Inc. Amended and Restated Non-Employee Directors Stock and Deferred Compensation Plan (“NEDDSP”). This amount is included as deferred share units under the plan. Directors may also elect, as appropriate, to defer up to 100% of their cash and stock retainers under the plan. The deferred compensation is held in a share unit or cash account under the plan until the termination of the director’s service and is distributed in a lump sum or in up to ten annual installments, as elected by the director. The directors are fully vested in the deferred shares at all times but have no rights as stockholders until distribution. In the event of a change of control (as defined in the plan), the accounts under the plan will immediately be distributed to the directors.

We reimburse our non-employee directors for reasonable business and travel expenses incurred in connection with their service on the Board. In addition, non-employee directors are eligible to participate in our health and business travel accident insurance program on the same terms and conditions as employees generally. We do not provide our directors with any other perquisites or special benefits for their service on our Board.

Director compensation is recommended by the Compensation Committee and approved by the entire Board.

Our Board established stock ownership guidelines for our executive officers and non-employee directors. Under these guidelines, directors are required to own shares of the Company’s common stock with a market value of at least three times their annual cash retainers. Progress toward meeting the guidelines is reviewed by the Compensation Committee annually. At December 31, 2012 all members of our Board and all NEOs were in compliance or making significant progress towards complying with such guidelines.

Consulting Arrangement with Robert J. Khoury. We have a consulting agreement with Mr. Robert J. Khoury, our former President and Chief Executive Officer. Pursuant to this agreement Mr. Khoury agreed to provide certain specified services to us through December 31, 2014, including: periodic advice and consultation regarding Company operational matters such as lean manufacturing and related continuous improvement programs; sales, and marketing advice, assistance in maintaining key customer relationships through periodic customer visits and such other services mutually agreed upon by Mr. Khoury and the Company. In consideration for the consulting services, Mr. Khoury receives a consulting fee of $300,000 per calendar year. He is also entitled to an office, secretarial support and air travel in accordance with the Company’s policy regarding authorization and limitation on officer travel. The consulting agreement may not be amended, modified or terminated without the prior written consent of both parties. If Mr. Khoury ceases to provide the consulting services as a result of his death or disability, he or his estate will be entitled to a lump sum payment equal to the consulting fees payable through the remainder of the consulting period. As a member of the Board, Mr. Khoury is also entitled to receive all compensation paid to our non-employee directors.

The following table summarizes the compensation paid to our non-employee directors in 2012:

	Fees Earned or
	Paid in	Stock	All Other
	Cash	Awards	Compensation		Total
Name	($)(1)	($)(2)	($)		($)
(a)	(b)	(c)	(g)		(h)
Richard G. Hamermesh	$117,000	$82,787	$--		$199,787
Robert J. Khoury	96,750	82,736	463,512	(3)	642,998
Jonathan M. Schofield	122,500	82,787	--		205,287
Michael F. Senft	109,250	82,736	--		191,986
John T. Whates	109,250	82,736	--		191,986

(1)
Includes all cash retainers earned by our non-employee directors as described above. In addition, includes amounts deferred as cash or into shares of common stock under the Directors Deferred Stock Plan at the director’s election.

(2)
The amounts reported in the Stock Awards column represent the aggregate full grant date fair value of (x) the annual restricted stock awards and (y) the deferred shares allocated to each director’s account under the NEDDSP calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC 718) (without any reduction for risk of forfeiture). For more information about our adoption of FASB ASC 718 and how we value stock-based awards (including assumptions made in such valuation), refer to Note 11 to our audited financial statements for the fiscal year ended December 31, 2012 included in our annual report on Form 10-K filed with the SEC on February 21, 2013.

(3)
The amount reported for Mr. Robert J. Khoury for 2012 includes payments under our consulting agreement with him of $300,000; personal use of the Company aircraft of $126,046; and executive medical coverage of $37,466. The aggregate incremental cost for the use of the Company aircraft for personal travel is calculated by multiplying the hourly variable cost rate for the aircraft by the hours used. The hourly variable cost rate includes costs such as fuel, oil, parking/landing fees, crew expenses and catering. The terms of our executive medical plan are set forth below in our “Compensation Discussion and Analysis.”

During 2012, at the direction of the Compensation Committee, Mercer prepared a study of director compensation for our Company. Based on that study we adjusted our director compensation program effective July 1, 2012 to adjust total director compensation for Committee Chairs to $217,500 per annum, for all other directors serving on committees to $207,500 per annum and for all other directors to $182,500 per annum, thereby bringing our aggregate director compensation to approximately the 75th percentile of our peer group.

As of December 31, 2012, the aggregate number of outstanding deferred shares and unvested restricted stock awards held by each non-employee director was as follows:

		Unvested
	Deferred	Stock
	Shares	Awards
Name	(#)	(#)
Richard G. Hamermesh	7,239	3,908
Robert J. Khoury	8,632	3,908
Jonathan M. Schofield	6,588	3,908
Michael F. Senft	735	1,065
John T. Whates	735	1,065

Audit Committee

The Audit Committee is responsible for the appointment, compensation and oversight of our independent auditors, overseeing the quality and integrity of our financial statements and related disclosures, our compliance with legal and regulatory requirements, assessing our independent auditors’ qualifications, independence and performance, and monitoring the performance of our internal audit and control functions. The Audit Committee is currently composed of three directors: Messrs. Hamermesh, Senft and Whates, and operates under a written charter adopted and approved by the Board, which is available on our website at www.beaerospace.com in the Investor Relations section. Mr. Hamermesh currently chairs the Audit Committee.

Our Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All three current directors serving on the Audit Committee are independent Committee members as defined by NASDAQ Stock Market and SEC rules. Our Board has determined that Mr. Hamermesh is an “audit committee financial expert” in accordance with SEC rules.

Report of the Audit Committee of the Board of Directors

Management is responsible for the financial reporting process, including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

We have reviewed and discussed the audited consolidated financial statements for 2012 with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

The Audit Committee discussed and reviewed with Deloitte & Touche LLP all communications required by generally accepted auditing standards, including, among other things, the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Standard AU 380, “Communication with Audit Committees,” and Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance,” and discussed and reviewed the results of Deloitte & Touche LLP’s audit of the Company’s consolidated financial statements. The Audit Committee also discussed the results of internal audit examinations.

The Company’s independent auditors also provided to us the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and we discussed with the independent auditors their independence from the Company. When considering Deloitte & Touche LLP’s independence, we considered whether their provision of services to the Company, beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements, was consistent with maintaining their independence. We also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP for audit and non-audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we have recommended to the Board that the Company’s audited consolidated financial statements for 2012 be included in the Company’s Annual Report on Form 10-K.

With respect to the above matters, the Audit Committee submits this report.

Audit Committee
Richard G. Hamermesh
Michael F. Senft
John T. Whates

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the rules of the SEC adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide stockholders with a non-binding advisory “say-on-pay” vote with respect to the compensation of our NEOs as disclosed in the “Compensation Discussion and Analysis” and tabular and narrative disclosures of this proxy statement. As recommended by our stockholders at our 2012 annual meeting, we are submitting this non-binding vote on an annual basis.

We encourage stockholders to read the “Compensation Discussion and Analysis” set forth below which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narratives which provide detailed information on the compensation of our NEOs.

A key focus of our Compensation Committee is pay for performance. To this end, base salaries for our Chief Executive Officer, President and Chief Operating Officer and Senior Vice President and Chief Financial Officer expressed as a percentage of total direct compensation in 2012 were approximately 15% - 19% and our other NEOs base salaries ranged from approximately 28% to 33%. Additionally, our Compensation Committee follows a rigorous process that evaluates our performance versus the performance of our peer group when it approves the actual annual cash and long-term incentive compensation which is described in greater detail in the “Compensation Discussion and Analysis” set forth in this proxy statement. This approach helps to ensure our compensation approach is effectively linking pay and performance.

We believe our performance in 2012 was well aligned with pay and reflects our record performance in 2012 in which we:

•	Set new records for revenues, net earnings, bookings and backlog;
•	Exceeded our financial metrics and public financial guidance;
•	Expanded our operating margins by 40 basis points to 17.5%;
•	Generated approximately $40 million of savings through our low cost country sourcing and operational excellence initiatives;
•	Generated a record backlog (booked and unbooked) of approximately $8.25 billion;
•	Generated free cash flow of approximately $230 million or 98.3% of net earnings;
•	Completed two acquisitions to bolster our consumables management segment and to enhance our capabilities of supply chain management and inventory logistics solutions, and
•	Won numerous awards from major aerospace manufacturers such as “Supplier of the Year”, “Platinum Supplier”, “Preferred Supplier”, “Achievement of Excellence” and “Performance Excellence”.

We believe the above achievements were the key short-term drivers of intrinsic value creation during 2012. During the four-year period ended December 31, 2012, our share price increased by approximately 542%. We believe our stock was the best performing aerospace stock for the four-year period ended December 31, 2012 and for the twelve-month period ended March 28, 2013 our share price appreciated 29.7%.

As more fully described in our 2012 Compensation Discussion and Analysis, over the past two years our Board made certain changes, including:

•
prohibiting members of our Board and our NEOs from entering into any hedging activities with shares of our common stock (which was adopted as a sound governance measure and did not result from any such behavior by employees or our Board);

•	adopting a plurality plus voting standard in cases when directors run in an uncontested election;
•	modifying the Board’s diversity practices to be more consistent with best practices;
•	adopting a compensation recoupment policy consistent with current market practices; and
•
effective January 1, 2013, modifying our annual cash incentives program to limit cash bonuses that may be paid to our NEOs to no more than the percentage of current year base salaries awarded in 2011, with any amount that otherwise would have been awarded under our plan to be instead awarded in the form of restricted shares which vest over a four-year period.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executives and the objectives, policies and practices described in this proxy statement. Our stockholders approved our 2012 “say-on-pay” proposal by an affirmative vote of 91.8% of the votes cast (excluding abstentions and non-votes).

The say-on-pay vote is advisory only and is not binding on the Company. However, the Compensation Committee and our Board will consider the results of the stockholders’ vote and evaluate whether any actions should be taken in light of those results.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF OUR EXECUTIVE COMPENSATION PROGRAM FOR OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company’s common stock as of April 23, 2013, except as otherwise noted, by (i) each person who is known to us to beneficially own more than 5% of the outstanding shares of common stock of the Company; (ii) each of the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and the four other most highly paid executive officers in 2012, (iii) each of the Company’s directors; and (iv) all of the Company’s NEOs and directors as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the shares of common stock beneficially owned:

	Common Stock
	Beneficially Owned
			Percent of
	Number of Shares		Outstanding
	(1)		Shares
BlackRock, Inc	5,734,034	(2)	5.52%
40 East 52nd Street
New York, NY 10022
Honeywell International Inc	6,000,000	(3)	5.73%
101 Columbia Road,
Morristown, NJ 07962
Amin J. Khoury+*	232,804		**
Thomas P. McCaffrey+	97,109	(4)	**
Werner Lieberherr+	81,009	(5)	**
Richard M. Sharpe+	46,819		**
Wayne R. Exton+	32,173		**
Ryan M. Patch+	32,290		**
Sean J. Cromie+	25,248		**
Jonathan M. Schofield*	47,603	(6)	**
Richard G. Hamermesh*	18,485	(7)	**
Robert J. Khoury*	18,625	(8)	**
Michael F. Senft*	2,884	(9)	**
John T. Whates*	3,410	(10)	**
All Directors and Executive Officers as a group (12 Persons)	638,459		**
____________________________
+ Named executive officer

* Director of the Company

** Less than 1 percent

(1)	As of April 23, 2013, the Company had 104,732,332 shares of common stock outstanding.

(2)
Based on information in the Schedule 13G/A, as of December 31, 2012, filed on February 4, 2013, BlackRock, Inc. reported sole voting and sole dispositive power over 5,734,034 shares. The Company has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G/A. The percent of outstanding shares set forth above is based on the number of our shares outstanding as of that date.

(3)
Based on information in the Form 13F, as of December 31, 2012, filed on January 14, 2013, Honeywell International Inc. reported sole voting and dispositive power over 6,000,000 shares. The percent of outstanding shares set forth above is based on the number of our shares outstanding as of that date.

(4)	Includes 7,618 shares owned pursuant to the Company’s 401(k) plan and 47,812 shares indirectly owned.

(5)	Includes 81,009 shares indirectly owned.

(6)	Includes 6,726 shares owned pursuant to the Company’s NEDDSP.

(7)	Includes 7,377 shares owned pursuant to the NEDDSP and 2,000 shares indirectly owned.

(8)	Includes 8,771 shares owned pursuant to the Company’s NEDDSP and 5,000 shares indirectly owned.

(9)	Includes 874 shares owned pursuant to the Company’s NEDDSP.

(10)	Includes 1,400 shares owned pursuant to the Company’s NEDDSP.

COMPENSATION DISCUSSION & ANALYSIS

The Objectives of our Named Executive Officer Compensation Program

The following Compensation Discussion and Analysis addresses the objectives and elements of our executive compensation program, how our Compensation Committee uses external information to assist their oversight of our executive compensation and how we measure individual and Company performance.

The objectives of our 2012 executive compensation program were as follows:

•	Provide a total compensation opportunity that is competitive with the market for executive talent, thereby enabling us to attract, retain and motivate our executives;

•	Ensure a strong relationship between pay and performance, including rewards for results that meet or exceed performance targets, and consequences for results that are below performance targets; and

•	Align executive and stockholder interests through the provision of long-term incentives that link executive compensation to strategic and intrinsic value creation.

Our Named Executive Officers

Our NEOs include our seven most highly compensated executives during 2012:

•
Amin J. Khoury has been the Chairman of the Board since July 1987 when he co-founded the Company. Effective December 31, 2005, Mr. Khoury was appointed Chief Executive Officer. Mr. Khoury also served as the Company’s Chief Executive Officer until April 1, 1996. From 1986 until April 2012, Mr. Khoury was a director of Synthes, Inc., the world’s leading manufacturer and marketer of orthopedic trauma implants and a leading global manufacturer and marketer of cranial-maxillofacial and spine implants. Mr. Khoury has been a Trustee of the Scripps Research Institute since May 2008. Mr. Khoury holds a Masters Professional Director Certification from the American College of Corporate Directors earned by completing a minimum of 90 hours of public company director education and an Advanced Director Certification from the Corporate Directors Group.

•
Werner Lieberherr was appointed President and Chief Operating Officer of B/E Aerospace, Inc. effective December 31, 2010. Prior to this role, Mr. Lieberherr was the Senior Vice President and General Manager for our Commercial Aircraft Segment. Prior to joining B/E Aerospace, Mr. Lieberherr spent 15 years with ABB and Alstom in operations in the energy industry, serving in various senior management positions in Europe, Asia and as President of North America operations.

•
Thomas P. McCaffrey has been Senior Vice President and Chief Financial Officer since May 1993. Prior to joining B/E Aerospace, Inc., Mr. McCaffrey was an Audit Director with Deloitte & Touche LLP from August 1989 through May 1993, and from 1976 through 1989 served in several capacities, including Audit Partner, with Coleman & Grant LLP. Mr. McCaffrey is a Certified Public Accountant licensed to practice in the states of Florida, California and Colorado.

•
Sean J. Cromie has been Vice President and General Manager for the Commercial Aircraft Segment since January 2011. From November 2007 to December 2010, Mr. Cromie served as Vice President and Managing Director of the Seating Facility in Kilkeel, Northern Ireland and previously as Business Unit Director. Prior to joining B/E Aerospace, Inc., Mr. Cromie spent six years in operational management roles with Sanmina SCI and NACCO MHG. Mr. Cromie also spent seven years with Kerry Group PLC.

•
Wayne R. Exton has been Vice President and General Manager, Business Jet Segment since May 2006. From November 2005 to April 2006, Mr. Exton served as Vice President and General Manager of the super first class division of the Business Jet Segment. Prior to joining B/E Aerospace, Inc., Mr. Exton spent nine years at the Automotive and Aerospace Divisions of Britax PLC, serving in a variety of senior management positions including President, Vice President Operations and Director of Global Marketing and Sales. Before joining that company, Mr. Exton held several senior management positions at Magneti Marelli (a division of Fiat) and Lucas Electrical.

•
Richard M. Sharpe has been Vice President and General Manager, Consumables Management Segment since March 2010. From May 2009 to March 2010, Mr. Sharpe served as Executive Vice President and Chief Operating Officer, Consumables Management Segment. Prior to joining B/E Aerospace, Inc., Mr. Sharpe spent 12 years with Alcoa Fastening Systems and its preceding companies, where he served in various senior management positions including Senior Vice President, Global Sales and Marketing. Before joining Alcoa, Mr. Sharpe served as a member of the U.S. Air Force for 15 years as an F-15 fighter pilot, Flight Commander and Fighter Program Manager.

•
Ryan M. Patch has been Vice President - Law, General Counsel, Secretary and Chief Compliance Officer since July 2009 and was previously Vice President - Law from December 2008 to July 2009. From 2005 to 2008, Mr. Patch was a shareholder and member of the Board of Directors of Jackson, DeMarco, Tidus & Peckenpaugh LLP in Irvine, California. Prior to that, Mr. Patch was a partner in a boutique California law firm since 1992. Mr. Patch is Authorized House Counsel in the State of Florida and has been admitted to practice before the State Bar of California and various U.S. District Courts. Since January 2012, Mr. Patch has served on the Board of Directors of the Association of Corporate Counsel, South Florida Chapter.

Amin J. Khoury is the brother of Company co-founder, Robert J. Khoury. There are no other family relationships among any of our directors and officers.

What our Compensation is Intended to Reward

Company Performance. Through the provision of short-term and long-term incentives, our 2012 executive compensation program was designed to reward: (i) the achievement of short-term financial goals measuring operating earnings, cash flows, operating expense management and operating margins, and (ii) the execution of our long-term strategic goals and objectives.

During 2012, we:

•	Set new records for revenues, net earnings, bookings and backlog;
•	Exceeded our financial metrics and public financial guidance;
•	Expanded our operating margins by 40 basis points to 17.5%;
•	Generated approximately $40 million of savings through our low cost country sourcing and operational excellence initiatives;
•	Generated a record backlog (booked and unbooked) of approximately $8.25 billion;
•	Generated free cash flow of approximately $230 million or 98.3% of net earnings;
•	Completed two acquisitions to bolster our consumables management segment and to enhance our capabilities of supply chain management and inventory logistics solutions, and
•	Won numerous awards from major aerospace manufacturers, such as, “Supplier of the Year”, “Platinum Supplier”, “Preferred Supplier”, “Achievement of Excellence” and “Performance Excellence”.

The above achievements, we believe, were the key short-term drivers of intrinsic value creation during 2012. For the twelve-month period ended April 15, 2013, our share price has increased 33.2% to $58.86, versus 13.3% for the S&P 500 and 7.6% for NASDAQ over the same period, and our share price increased by 542% to $49.40 over the four-year period ended December 31, 2012, making our company the number one performer in our peer group.

We believe that short-term fluctuations in stock price do not necessarily reflect the underlying strength or future prospects of the Company, and accordingly, we do not emphasize year-to-year changes in stock price in our evaluation of corporate performance. On a longer term basis we believe stockholder value is created through the successful execution of sound business strategy.

Our business strategy includes maintenance of a global market leadership position and to best serve our customers by:

•	Offering the broadest and most innovative products and services in the industry;
•	Offering a broad range of engineering services, including design, integration, installation and certification services and aircraft reconfiguration;
•	Pursuing the highest level of quality in every facet of our operation, from the factory floor to customer support;
•
Aggressively pursuing continuous improvement initiatives in all facets of our businesses, and in particular our manufacturing operations, to reduce cycle time, lower costs, improve quality and expand our margins; and

•	Pursuing a worldwide marketing and product support approach focused by airline and general aviation airframe manufacturers and encompassing our entire product line.

Our Compensation Committee performs annual reviews of our performance and the contributions of our NEOs to ensure that our executive compensation program rewards the achievement of our financial objectives and the execution of our business strategy. We believe our executive compensation program is reasonable and provides appropriate incentives to our executives to achieve our corporate objectives without encouraging them to take excessive risks for short-term gains in their business decisions. See page 8 of this proxy statement for a discussion of the Board’s role in risk oversight.

Individual Performance. In addition to overall Company performance, our compensation program rewards individual performance toward the attainment of our goals and objectives. In setting the targeted pay levels of the NEOs, a variety of factors are considered, including: competencies, skills, prior experience, scope of responsibility and accountability within the organization.

On an annual basis, each NEOs attainment of goals and demonstration of defined leadership competencies is assessed by our Chairman and Chief Executive Officer through our leadership performance and development assessment process. Each year, our Chairman and Chief Executive Officer makes recommendations to the Compensation Committee with respect to each of our
NEOs (i) proposed base salary increases; (ii) proposed cash incentive awards for the preceding year; and (iii) proposed long-term equity incentives. The Compensation Committee performs a similar assessment of our CEO and approves his compensation program. Final compensation decisions for each NEO are determined by the Compensation Committee in its sole discretion.

Consideration of “Say on Pay” and “Say on Frequency” Voting Results

In discharging its responsibilities, the Compensation Committee took into account the results of our stockholders’ “say-on-pay” and “say-on-frequency” votes. At our 2012 Annual Meeting of Stockholders, our stockholders approved our 2012 “say-on-pay” proposal by an affirmative vote of 91.8% (excluding abstentions and non-votes) of the votes cast. At our 2011 Annual Meeting of Stockholders, a majority of our stockholders also voted for a non-binding advisory “say-on-pay vote” to be held on an annual basis. Accordingly, the Compensation Committee recommended to our Board that we hold the “say-on-pay vote” annually.

Over the past two years, our Board has taken the following actions:

•
Adopted a new policy prohibiting directors and executive officers from engaging in short sales of Company securities or engaging in hedging activities with respect to those securities (which was adopted as a sound governance measure and did not result from any such behavior by employees or members of our Board);

•
Adopted a corporate governance guideline changing our standard for electing its Directors in uncontested elections from the previous “Plurality” standard to a “Plurality Plus” standard pursuant to which: (i) any nominee for Director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall tender his or her resignation from the Board promptly following the final certification of such stockholder vote for consideration by the Chairman, (ii) the Chairman, after taking into consideration the best interests of the Company and any current or foreseeable factors or circumstances related to such Director, shall recommend to the Board the action to be taken with respect thereto, (iii) within ninety (90) days of the final certification of the relevant stockholder vote, the Board shall act upon such recommendation relative to the tendered resignation, and (iv) thereafter the Company shall publicly disclose the Board’s decision as to whether it accepted such Director’s resignation.

•	Modified the Board’s diversity practices to be more consistent with best practices;

•	Adopted a compensation recoupment policy, as described on page 26, consistent with current market practices; and

•
Effective as of January 1, 2013, modified our annual cash incentive program to limit cash bonuses that may be paid to our NEOs to no more than the percentage of current year base salaries awarded in 2011, with any amount that otherwise would have been awarded under our plan to be instead awarded in the form of restricted shares which vest over a four-year period. We believe this will better align the cash compensation of our NEOs with our peer companies, increase their stock ownership, all while driving to a pay for performance standard.

The Elements of our Compensation Program

At the beginning of each year the Compensation Committee determines the targeted range of compensation levels which may be earned by each NEO. The Compensation Committee approved targeted 2012 compensation for our NEOs (depending on their title and position) in the following forms and percentages:

•	Base salary (approximately 15% - 33% of total targeted compensation);

•	Annual cash incentives (approximately 27% - 43% of total targeted compensation); and

•	Long-term equity incentives (approximately 33% - 48% of total targeted compensation) in the form of restricted stock.

The aggregate total targeted maximum long-term incentive compensation, expressed as a percentage of annual base salary, for each NEO (depending on title and position) was 111% - 310%.

Base Salary. We provide each of our NEOs with a competitive fixed annual base salary. The base salary for our NEOs are reviewed annually by the Compensation Committee by taking into account the results achieved by the executive, the executive’s future potential, scope of responsibilities and experience, and competitive salary practices. Employment agreements entered into with each of our NEOs provide for an annual cost of living increase or as otherwise determined by our Compensation Committee. Adjustments to base salaries for all of our employees are general made as of July 1st of each year.

We believe that it is important to pay a base salary that is consistent with similarly sized industry peers with similar continuous performance characteristics. In 2012, base salary increases for our NEOs, exclusive of increases associated with promotions and changes in responsibilities, were approximately 4% of our 2011 base salaries. As more fully described under the heading “External Benchmarking” below, these increases generally positioned our NEOs’ base salary levels at approximately the 75th percentile of the base salaries of executives in comparable positions in the peer group which is identified on page 25 of this proxy statement.

Annual Cash Incentives.

Management Incentive Plan. Our NEOs were eligible to receive annual cash incentives pursuant to our Management Incentive Plan, or MIP, based on the attainment of both financial and individual performance targets. We believe that directly linking a significant portion of our NEOs cash compensation to an individual segment or aggregate corporate performance (as applicable) is an important factor in achieving our corporate objectives.

The Compensation Committee assigns each of our NEOs a target incentive payment under the MIP, reflected as a percentage of base salary. For 2012, the target MIP payments for Messrs. Khoury, Lieberherr and McCaffrey were 240%, 220% and 220%, respectively of base salary and for Messrs. Cromie, Exton, Sharpe and Patch were 125% of base salary. These percentages were determined on the basis of breadth of responsibility, industry practices and other relevant considerations. During 2011 and 2012 there were no minimum or maximum MIP payments since the aggregate amount of cash incentives to be paid to MIP participants is generally determined by multiplying earnings before income taxes (as defined) by an agreed upon percentage thereby providing an incentive pool which increases or decreases with pretax earnings. Effective January 1, 2013, we modified our MIP plan for our NEOs such that cash bonuses will not exceed the percentage of current year base salaries paid in 2011 as bonuses under the MIP with the excess of any amount that otherwise would have been awarded under our plan to be instead awarded in the form of restricted shares which vest over a four-year period. We made this change to increase management’s ownership of our stock consistent with sound governance practices.

For Messrs. Khoury, Lieberherr, McCaffrey and Patch, 2012 payments under the MIP were based upon two components: Company financial performance objectives (weighted at 80% of target) and discretionary individual performance assessments (weighted at 20% of target). For Messrs. Cromie, Exton, and Sharpe, 2012 payments under the MIP were based upon two components: business segment financial performance objectives (weighted at 50% of target) and discretionary individual performance assessments (weighted at 50% of target). The Compensation Committee, in its sole discretion, may increase or decrease the discretionary award.

2012 Financial Performance Objectives. Each year the Compensation Committee determines the financial performance objectives under the MIP for each of our NEOs based upon our financial plan for that year. The minimum threshold for payment under the MIP with respect to a financial performance objective is generally 80% of the applicable target. Incentive payments for performance between 80% and 90% of a financial performance objective would generally not exceed 10% of the targeted MIP payment, with the actual amount of the incentive payment between these percentages determined by linear interpolation. For performance between 90% and 120%, the actual amount of the incentive payment is also generally determined by linear interpolation. For performance in excess of 120%, the actual amount of the incentive payment is directly proportionate to the level of attainment of the financial performance objectives.

Messrs. Khoury, Lieberherr, McCaffrey and Patch. The 2012 financial performance objectives for Messrs Khoury, Lieberherr, McCaffrey and Patch were operating earnings, operating cash flow (each weighted at 30%) and operating margin and bookings (each weighted at 20%).

•	For 2012, our operating earnings target was approximately $529 million; we generated 102% of target, or approximately $540 million.

•	For 2012, our operating cash flow target was approximately $215 million; we generated 107% of our operating cash flow target, or approximately $230 million.

•	For 2012, our operating margin target was 17.9%; we generated an operating margin of 17.5%, or 98% of target.

•	Our 2012 bookings target was $3.2 billion; we generated bookings of approximately $3.25 billion, or 102% of target.

Our MIP pool was higher than prior years due to the higher level of earnings before income taxes and by exceeding our performance metrics. This resulted in each of Messrs. Khoury, Lieberherr, McCaffrey and Patch being awarded 110% of the financial performance objective portion of their MIP Award.

Mr. Cromie. Mr. Cromie’s financial performance objectives relate to the commercial aircraft segment. For 2012 the commercial aircraft segment generated operating earnings and operating margin of approximately $271 million and 17.5%, respectively, which were 105% and 100%, respectively, of the operating earnings and operating targets of $259 million and 17.5%, respectively. As a result, Mr. Cromie was awarded 102% of the financial performance objective portion of his MIP Award.

Mr. Exton. Mr. Exton’s financial performance objectives relate to the business jet segment. For 2012 the business jet segment generated operating earnings and operating margin of $52 million and 14.3%, respectively, which were 118% and 98%, respectively, of the operating earnings and operating targets of $44 million and 14.6%, respectively. As a result, Mr. Exton was awarded 108% of the financial performance objective portion of his MIP Award.

Mr. Sharpe. The financial performance objectives for Mr. Sharpe relate to the consumables management segment. For 2012 the consumables management segment generated operating earnings and operating margin of approximately $217 million and 18.5%, respectively, which were 96% and 96%, respectively, of the operating earnings and operating targets of approximately $226 million and 19.3%, respectively. As a result, Mr. Sharpe was awarded 96% of the financial performance objective portion of his MIP Award.

2012 Discretionary Individual Performance Assessments. As discussed above, 20% of the potential MIP payment for each of Messrs. Khoury, Lieberherr, McCaffrey and Patch and 50% of the potential MIP payment for Messrs. Cromie, Exton and Sharpe are based upon discretionary individual performance assessments. We do not set predetermined individual performance formulas or goals for the NEOs at the beginning of the year. At the end of each year, the CEO evaluates each of the NEOs performance during the year and provides recommendations to the Compensation Committee as to the individual performance assessment portion of the MIP payment. The Compensation Committee performs a similar assessment of our CEO. The individual performance assessment process is a discretionary, holistic, multi-faceted assessment of each NEOs performance during the year. Neither the CEO nor the Compensation Committee use a specific formula or apply a specific weight when evaluating performance, but rather rely on their business judgment. However, the CEO and the Compensation Committee generally take into account one or more of the following factors in connection with the assessment:

•	Implementation and execution of supply chain, lean/continuous improvement initiatives
•	New product development initiatives
•	Customer recognition awards such as “Supplier of the Year” and “Customer Support and Service Champion”
•	Process alignment initiatives driven toward simplifying and standardizing our key processes throughout our business
•	Asset management
•	Domestic and international cost reductions
•	Business integration activities
•	Leadership
•	Strategic planning
•	Financial and operational excellence
•	Customer satisfaction
•	Staff development, talent management and retention
•	Implementation of global human resources strategies
•	Implementation of global tax strategies
•	Improving operating efficiency
•	Implementation of sales strategies
•	Client relationship management

Based upon the forgoing, the Compensation Committee awarded our NEOs between 35% and 95% of the discretionary individual performance assessment portion of their MIP for 2012. The discretionary awards in 2012, expressed as a percentage of the discretionary targets, were Messrs. Khoury, 62%, Lieberherr, 62%, McCaffrey, 62%, Cromie, 95%, Exton, 69%, Sharpe, 35% and Patch, 62%.

2012 MIP Payments. On February 13, 2013, the Compensation Committee determined the actual 2012 MIP Payments based upon the attainment of the financial performance objectives and the discretionary individual performance assessments as described above. The following table shows the 2012 MIP payment as a percentage of base salary and target opportunity.

	Dollar Value	Percentage	Percentage
	of MIP award	of Base	of Targeted
Named Executive Officer	($)	Salary	MIP
Amin J. Khoury	$2,895,400	240%	100%
Werner Lieberherr	1,372,800	220%	100%
Thomas P. McCaffrey	1,237,800	220%	100%
Sean J. Cromie	500,000	123%	99%
Wayne R. Exton	425,000	111%	88%
Richard M. Sharpe	350,000	82%	65%
Ryan M. Patch	565,000	125%	100%

Long-Term Equity Incentive. We believe the use of long-term equity incentive awards accomplishes important objectives of our executive compensation program by linking executive compensation to long-term stockholder value creation. The level of benefit received by our NEOs is dependent, to a large degree, on the successful execution of our strategy and delivering significant, sustained growth.

On October 27, 2012, the Compensation Committee approved grants of restricted stock effective as of December 17, 2012 for each of our NEOs and as of November 15, 2012 for all other eligible participants. This process is consistent with our policy of having the dollar value of annual grants of restricted stock to our employees reviewed and approved by our Compensation Committee at a meeting in the third or fourth quarter and having the grants made effective as of December 15 of each year for NEOs (November 15 for all other eligible participants). The number of shares of restricted stock granted is equal to the dollar value approved by our Compensation Committee divided by the closing price of our common stock as quoted on the NASDAQ Global Select Market on the date of grant. All grants of restricted stock are made pursuant to our LTIP.

The Company has not granted any stock options since 2006.

Our Compensation Committee does not apply specific formulas in determining the amounts of the equity compensation awarded to our NEOs. Rather it reviews a variety of factors, including:

•	our financial performance relative to that of our compensation comparison group (as described below);
•	competitive data provided by an independent compensation consultant; and
•	each NEOs general performance during the year.

With regard to our financial performance relative to that of the companies in our peer group, the Compensation Committee reviewed revenue growth, operating income growth, EBITDA growth, EPS growth, total stockholder return and return on average equity of the companies in our comparison group over the past one and three year periods ended December 31, 2011, which represented the latest proxy data for our peer group, and noted that our performance was positioned in the 75th percentile for the one and three year periods ended December 31, 2011. As a result of this analysis, the Compensation Committee targeted total direct compensation (including base salary, annual cash incentives and restricted stock awards) at approximately the 75th percentile of the amounts awarded to NEOs at the companies in our comparison group.

Using data provided by our independent compensation consultant, the Compensation Committee also considered, with respect to each of our NEOs, the market-competitive range for equity grants, when combined with targeted cash incentives and base salary for executive officers of comparable positions, between the 50th and 75th percentiles of the companies in our peer group, depending on the roles, responsibilities, experience and similar factors for each NEO.

While the Compensation Committee uses the comparative data in making its equity grant determinations, the final determinations are made in its discretion. Taking these factors into consideration (as well as any other factors it deemed important), on December 17, 2012, the Compensation Committee granted shares of restricted stock to each of our NEOs as follows:

Named Executive Officer	Percentage of Base Salary	Dollar Value of Award ($ in thousands)	Number of Shares
Amin J. Khoury	310%	$3,744	78,672
Werner Lieberherr	250%	1,560	32,780
Thomas P. McCaffrey	191%	1,076	22,619
Sean J. Cromie	129%	525	11,032
Wayne R. Exton	130%	500	10,507
Richard M. Sharpe	123%	525	11,032
Ryan M. Patch	111%	500	10,507

Seventy-five percent of the annual award to each NEO is subject to time-based vesting and 25% of the annual award is subject to performance-based vesting. The time-based portion of the award vests ratably over a period of three years commencing on the first anniversary of the date of grant.

With respect to the performance-based component, at the beginning of each of the three calendar years following the grant date, the Compensation Committee will set an annual return on equity target. Vesting of the performance-based portion of the award is subject to the Company achieving the average of the annual return on equity targets established by the Compensation Committee for the three-year period as follows:

•	100% of the performance-based component of the award will vest on the fourth anniversary of the grant if 90% or more of the target is attained;
•	50% percent of the performance-based component of the award will vest on the fourth anniversary of the grant if between 85% and 90% of the target is attained; and
•
For attainment between 80% and 85%, or between 85% and 90% of the applicable performance target, a portion of the performance-based component of the award will vest as determined on the basis of linear interpolation.

•	No portion of the initial award will vest if less than 80% of the target is attained.

As a result, our NEOs hold 25% of each award for one year after the other shares have vested; the 25% of each award remaining is subject to achieving the performance criteria set forth above.

With respect to annual awards granted in December 2012, the Company set the return on equity target for calendar year 2012 as 14.1%. Actual return on equity for 2012 was 14.4%. On February 13, 2013, the Compensation Committee set the return on equity target for calendar year 2013 as 15.3%. The return on equity targets for each of calendar years 2014 and 2015 will be set at the beginning of each of these years.

Severance and Change of Control Benefits. We have entered into employment agreements with each of our NEOs, which are described below in detail under the heading “Employment, Severance and Change of Control Agreements” which provide for severance and change in control benefits. Our severance and change of control benefits were determined on the basis of market practices in order to provide a competitive overall compensation package to our NEOs.

Pursuant to the employment agreements, we provide each of our NEOs with severance benefits if their employment is terminated for any reason other than cause or, in some instances, due to their resignation for good reason (as each term is defined in the applicable agreements). In such cases, the employment agreements require that we pay the executive his salary for the then-existing term of the applicable employment agreement and/or provide a severance payment ranging from one to three times the executive’s base salary. For executives who are entitled to retirement benefits, we also provide a lump sum payment equal to the amounts the executive would have received for the remainder of the then-existing term of their agreement. In addition, for some NEOs all outstanding equity awards will vest pursuant to their employment agreements.

In the event that the executive is terminated by us in connection with a change of control of our Company, the executive is entitled to a severance payment ranging from one to three times his base salary. In addition, all outstanding equity will vest upon a change in control. If the executive remains employed following a change in control he will continue to be eligible to receive severance benefits upon a subsequent involuntary termination. In certain instances, the severance benefits are enhanced if the executive resigns for good reason. For certain executives, in the event that payments or benefits paid to the executive are subject to excise taxes as an “excess parachute payment” under the Internal Revenue Code (the “Code”), the executive will receive an excise tax gross up from the Company. We provide a similar gross-up payment with respect to excise taxes, interest and penalties payable pursuant to Section 409A of the Code for certain executives. While these gross-up provisions were included in certain NEO employment contracts entered into prior years, the Compensation Committee does not presently intend to approve tax gross-ups for new executives.

Retirement Benefits. All of our employees, including our NEOs, participate in our qualified 401(k) defined contribution plan. Pursuant to this plan, we match 100% of the first 3% and 50% of the next 2% of employee contributions up to $10,000. In addition, we provide Messrs. Khoury, Lieberherr and McCaffrey with the following payments in lieu of other retirement benefits:

•
In lieu of retirement benefits, we provide Mr. Khoury with annual payments equal to 150% of his base salary. These payments are made on a quarterly basis in arrears. In addition, we have agreed with Mr. Khoury to make an annual payment in lieu of retirement benefits equal to the product determined by multiplying the annual increase in salary by 150% times the number of years since he founded the Company.

•
In lieu of retirement benefits, we deposit to the B/E Aerospace, Inc. 2010 Deferred Compensation Plan, on behalf of Mr. Lieberherr an amount equal to 20% of the salary in effect as of the date of contribution. We make these payments annually in arrears. All retirement contributions to the plan for calendar years 2011 through 2015 will vest in full in January 1, 2016. All retirement contributions made on and after January 1, 2016 will vest in full on the date of contribution. Vesting will accelerate upon (i) the termination of Mr. Lieberherr’s employment due to his death, disability or by us without cause (as defined in his employment agreement), (ii) the date that Mr. Lieberherr meets the requirements of a retirement or disability and (iii) a change in control of the Company.

•
In lieu of retirement benefits, we provide Mr. McCaffrey with an annual payment equal to 50% of his average annual salary for the preceding three-year period multiplied by the number of years of service with the Company, less cumulative prior payments. These payments are made on a quarterly basis in arrears.

Nonqualified Deferred Compensation Plan. The Company adopted its Deferred Compensation Plan in 2010. The plan is a nonqualified deferred compensation plan pursuant to which certain senior executives of the Company (as selected by the Compensation Committee) are eligible to defer salary and bonus. Each of our NEOs is eligible to participate in the plan. We may make a matching contribution equal to 100% of the participant’s deferrals under the Deferred Compensation Plan up to a maximum of 7.5% of the participant’s total base salary and annual cash bonus of each executive’s deferral (other than Messrs. Khoury, Lieberherr and McCaffrey, who may defer some or all of their base salary and bonus, but are not entitled to any matching contributions). Matching contributions vest in equal installments on January 15th of each of the three years succeeding the year in which the contribution is made. In addition, an executive will fully vest in all matching contributions upon (i) meeting the requirements of a retirement, (ii) a termination of employment by the Company without cause, (iii) death, (iv) a change in control of the Company or (v) meeting the requirements of a disability. During 2012, we made matching contributions for NEOs other than Messrs. Khoury, Lieberherr and McCaffrey, in an aggregate amount of $260,279. Messrs. Khoury, Lieberherr and McCaffrey are not eligible for matching contributions due to the retirement benefits described above. Details regarding 2012 contributions to the plan are set forth under the caption “Fiscal 2012 Deferred Compensation Table” on page 33 of this proxy statement.

Other Compensation. Our NEOs are eligible to participate in all benefit programs that are generally available to all our employees. In addition, in order to provide a comparative compensation package (based on external studies), we provide our NEOs with the following:

•
Under the Medical Care Reimbursement Plan for Executives, we generally reimburse each of our NEOs for medical care expenses that are not otherwise reimbursed by any plan or arrangement up to a maximum benefit of 10% of their base salary per year.

•	We reimburse each of our NEOs for reasonable costs of financial and estate planning.

•	We provide each of our NEOs with a monthly automobile allowance, as described below under the heading “Employment, Severance and Change of Control Agreements.”

•
Under our travel policy, we provide use of a Company-owned aircraft to our CEO and limited use to our former CEO to ensure their personal security. As set forth in the “All Other Compensation” column of the Director Compensation Table above and the Summary Compensation Table below, our CEO and former CEO are taxed on the incremental cost relating to their personal use of the aircraft.

To the extent applicable, these amounts are included in the Summary Compensation Table as part of the “All Other Compensation” column.

External Benchmarking

Benchmarking Objectives. We believe our executives should possess above-average competencies, skills and prior experience and display above-average leadership skills as they discharge their responsibilities. We benchmark targeted pay levels for essentially every position throughout our organization. Our objective is to establish total targeted compensation (defined as base salary, targeted annual cash incentive, long-term incentives, and, where applicable, payments in lieu of retirement benefits) for our NEOs near the 75th percentile of our peer group. We believe the weighting of each component of our compensation program (as described above under the heading “The Elements of our Compensation Program”) is appropriate given the historically cyclical nature of our industry, which has resulted and may result in several-year periods during which substantially lower cash incentives are awarded.

Benchmarking Process. In 2012 the Compensation Committee retained Mercer, an independent compensation consultant, to assist in the design and implementation of our executive compensation program including the review of market surveys and peer group comparisons. Compensation and other financial data for our peer group are compiled from publicly available information as well as from Mercer’s proprietary database for similarly-sized industrial companies. Because the information is based on publicly available data, the comparisons are always against the data for the immediately preceding year (i.e., the 2012 study was based on data included in the 2011 annual reports and 2011 proxy statements of our peer group).

We believe market data provides a reference and framework for decisions about the base salary, targeted annual cash incentives and the appropriate level of long-term incentives to be provided to each NEO. However, due to variability and the inexact science of matching and pricing executive jobs, we believe that market data should be interpreted within the context of other important factors and should not solely be used to dictate a specific pay level for an executive. As a result, in setting the target pay level of our NEOs, market data is reviewed along with a variety of other factors, including individual performance, competencies, skills, future potential, prior experience, scope of responsibility and accountability within the organization.

In 2012, Mercer reviewed both the individual components and aggregate composition of our compensation packages for our NEOs focusing on several components of pay including:

•	base salary;

•	actual and targeted cash incentives;

•	total cash compensation (i.e., base salary plus cash incentives);

•	actual and targeted long-term incentives;

•	total direct compensation (i.e., total cash plus long-term incentives); and

•	total direct compensation plus payments in lieu of retirement benefits, to the extent applicable.

Based on this review, Mercer advised the Compensation Committee that, for each of our NEOs:

•	the targeted total cash compensation (including base salary and targeted annual cash incentives) approximated the 75th percentile of our peer group;

•	the targeted total direct compensation (including base salary, annual cash and long-term incentives) approximated the 75th percentile of our peer group;

•	the total actual cash compensation approximated the 75th percentiles of our peer group; and

•
the total actual direct compensation (including base salary, annual cash and long-term incentives) plus payments in lieu of retirement benefits, as applicable, approximated the 75th percentile of our peer group.

Mercer also studied our 2011 financial performance (the most current data then available) and that of our peer group, measuring revenue growth, operating income growth, EBITDA growth, EPS growth based on the performance metric weightings utilized in our MIP, and return on average equity for the one and three-year periods ended December 31, 2011 and determined that we were positioned at approximately the 75th percentile of our peer group for the one and three year periods ended December 31, 2011.

Compensation Peer Group. The compensation peer group we used in 2012 was comprised of the following 14 companies in the aerospace and defense industries:

•	AAR Corp.
•	Alliant Techsystems
•	Crane Co.
•	Curtiss-Wright Corp.
•	Esterline Technologies Corporation
•	Goodrich Corp.
•	Harris Corporation
•	Hexcel Corporation
•	Precision Castparts Corporation
•	Rockwell Collins, Inc
•	Spirit Aerosystems Holdings
•	Transdigm Group
•	Teledyne Technologies, Inc.
•	Wesco Aircraft Holdings, Inc.

In consultation with Mercer, the Compensation Committee selected these companies for our peer group on the basis that (i) as compared to our Company, they were within a reasonable range for revenue size and equity market capitalization; (ii) they had executive positions comparable to those at our Company which required a similar set of management skills and experience; and (iii) they were representative of organizations that compete with us for business and executive talent. The median 2011 revenues of our peer group were approximately $2.3 billion; our revenues for the year ended December 31, 2011 were approximately $2.5 billion. The Compensation Committee, together with Mercer, reviews our peer group each year. We updated our peer group in 2012 to more closely align our peers from a revenue and industry focus perspective.

Stock Ownership/Prohibited Transactions in Company Securities

Our Board established stock ownership guidelines for our executive officers and non-employee directors. Under these guidelines, our NEOs and members of the Board are required to own shares of the Company’s common stock with a market value of at least a specified multiple of their base salary or annual cash retainer, as applicable, within a reasonable period of time from their election to the Board or appointment as an executive officer, as determined by our Board. The guidelines are five times base salary for the CEO, three and one-half times base salary for all other executive officers and three times the annual cash retainers for members of our Board. Progress toward meeting the guidelines is reviewed by the Compensation Committee annually. At December 31, 2012 all members of our Board and all NEOs were in compliance or making significant progress towards complying with such guidelines.

The Compensation Committee considers all shares held by a director or executive officer toward meeting the ownership requirements including: shares owned outright (including in family trusts and those held by a spouse), time vested restricted shares, shares or share equivalents held in our 401(k) plan or NEDDSP and shares in our employee stock purchase plan. Unexercised stock options and unearned performance shares are not included toward meeting the guidelines. While we do not have any policies requiring our executives to hold shares of common stock received upon vesting or exercise of equity awards. As a result of the delayed vesting and performance based provisions of our restricted stock awards, NEOs hold 25% of each award for one year after the remaining 75% of the shares have vested; the remaining portion of each award is subject to achieving the performance criteria set forth above.

Pursuant to a recently adopted policy, our directors and executive officers are prohibited from engaging in short sales of Company securities. Also, selling or purchasing puts or calls, trading in or writing options, or engaging in other hedging activities with respect to Company securities by officers and directors is prohibited.

Compensation Risks

In 2012, management and the Compensation Committee assessed the Company’s compensation policies and practices and determined that our policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion we primarily considered the following factors:

•
Executive officers receive a mix of base salary, cash-incentive awards and long-term equity-based awards as compensation, and the cash incentives plus performance based incentives paid to our executive officers in 2012 ranged from approximately 37% to 54% of total direct compensation while base salary and time-based vested long-term equity-based awards accounted for approximately 46% to 63% of total direct compensation. We do not believe the amount of cash-incentives paid to our executive officers would incentivize management to take excessive risks for short-term gains.

•
Equity-based awards are designed to align the long-term interests of executive officers and stockholders. The performance portion of our long-term equity-based awards vests based on an average return on our equity over a three-year period and the time-based portion of the long-term equity-based awards vests over a three-year period. Due to these vesting periods, we do not believe that our equity-based awards incentivize executive officers to take excessive risks for short-term gains.

•
To align long-term interests of executive officers and our stockholders and to ensure an owner-oriented culture, we have adopted executive stock ownership guidelines that require our executive officers to hold a significant amount of our common stock.

•
To further align the long-term interest of our executives and our stockholders, we recently adopted an anti-hedging policy which provides that no insider, including NEOs and members of our Board, may engage in short sales of B/E Aerospace, Inc. securities. Also, selling or purchasing puts or calls or otherwise trading in or writing options on B/E Aerospace, Inc. securities by officers and directors is prohibited.

•
With the assistance of an independent compensation consultant, the Compensation Committee reviews and approves the targeted annual compensation opportunity and type of compensation available for each member of the executive team. As part of this review, the Compensation Committee compares the targeted and actual total compensation of each executive officer with their counterparts within the Company’s peer group.

•
On an annual basis, our executive officers provide a certification that they have complied with our Code of Business Conduct. In addition, the Company regularly reviews its code of conduct and our other corporate policies with all employees.

•	We do not have employees who are compensated based on taking significant risks with the Company’s capital.

Compensation Recoupment Policy

In the event of a material restatement of the Company’s financial results, the Board will review the facts and circumstances that led to the requirement for the restatement and may take such actions, if any, as it deems necessary or appropriate in its discretion. The Board will consider whether any executive officer received cash incentive compensation based on the original financial statements because it appeared he or she had achieved financial performance targets which in fact were not achieved based on the restatement. The Board also will consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such acts or omissions constituted misconduct.

The actions, if any, that the Board may in its discretion elect to take against a particular executive officer, depending on all the facts and circumstances as determined during their review, could include (i) the recoupment of all or part of any bonus or other cash incentive compensation paid to the executive officer that was based upon the achievement of financial results that were subsequently restated and/or (ii) the pursuit of other available remedies.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally limits to $1 million the U.S. federal tax deductibility of compensation paid in one year to any employee. Performance-based compensation is not subject to the limits on deductibility of Section 162(m), provided such compensation meets certain requirements, including stockholder approval of material terms of compensation.

The Committee strives to provide NEOs with compensation programs that will preserve the tax deductibility of compensation paid by the Company, to the extent reasonably practicable and to the extent consistent with the Company’s other compensation objectives. The Compensation Committee believes, however, that stockholder interests are best served by not restricting its discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses.

To the extent that any compensation paid to our NEOs constitutes a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code, the Compensation Committee intends to cause the award to comply with the requirements of Section 409A and to avoid the imposition of penalty taxes and interest upon the participant receiving the award.

The Compensation Committee also takes accounting considerations, including the impact of FASB ASC 718, Compensation – Stock Compensation, into account in structuring compensation programs and determining the form and amount of compensation awarded.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2012 with management. Based on the review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee

Jonathan M. Schofield
Michael F. Senft
John T. Whates

Summary Compensation Table

The following table sets forth information concerning the total compensation paid to each of our NEOs in 2012, 2011 and 2010:

				Non-Equity
				Incentive
			Stock	Plan
			Awards	Compensation	All Other
Name and Principal Position	Year	Salary	($)(1)	($)(2)(3)	Compensation ($)		Total ($)
(a)	(b)	(c)	(e)	(g)	(i)		(j)
Amin J. Khoury	2012	$1,181,415	$3,744,000	$2,895,360	$3,973,438	(4)	$11,794,213
Chairman and Chief Executive	2011	1,135,877	3,600,018	2,000,000	3,731,379	(4)	10,467,274
Officer	2010	1,092,070	3,456,928	1,227,000	3,554,067	(4)	9,330,065

Werner Lieberherr	2012	611,077	1,560,000	1,372,800	155,601	(5)	3,699,478
President and Chief Operating	2011	543,596	1,500,019	900,000	152,792	(5)	3,096,407
Officer	2010	440,788	805,017	508,000	32,607	(5)	1,786,412

Thomas P. McCaffrey	2012	550,988	1,076,438	1,237,808	479,777	(6)	3,345,011
Senior Vice President and Chief	2011	529,908	1,035,030	811,500	453,869	(6)	2,830,307
Financial Officer	2010	509,577	993,816	572,000	460,650	(6)	2,536,043

Sean J. Cromie	2012	397,200	525,013	500,000	92,093	(7)	1,514,306
Vice President and General	2011	358,866	507,017	351,000	68,415	(7)	1,285,298
Manager—Commercial	2010	-		-	-	(7)	-
Aircraft Segment

Wayne R. Exton	2012	376,423	500,028	425,000	90,231	(8)	1,391,682
Vice President and General	2011	361,954	480,483	332,640	87,879	(8)	1,262,956
Manager—Business Jet Segment	2010	348,029	472,657	281,500	26,437	(8)	1,128,623

Richard M. Sharpe	2012	421,760	525,013	350,000	84,598	(9)	1,381,371
Vice President and General	2011	407,385	540,032	341,000	79,129	(9)	1,367,546
Manager—Consumables	2010	373,077	532,010	288,000	19,446	(9)	1,212,533
Management Segment

Ryan M. Patch	2012	444,469	500,028	565,000	118,053	(10)	1,627,550
Vice President - Law, General	2011	428,954	477,007	407,500	107,117	(10)	1,420,578
Counsel and Secretary	2010	412,477	505,028	335,000	47,707	(10)	1,300,212

(1)
The amounts reported in the “Stock Awards” column represent the aggregate full grant date fair value of the restricted stock awards calculated in accordance with FASB ASC 718 (without any reduction for risk of forfeiture). For more information about our adoption of FASB ASC 718 and how we value stock-based awards (including assumptions made in such valuation), refer to Note 11 to our audited financial statements for the fiscal year ended December 31, 2012 included in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 21, 2013. For the performance-based restricted stock awards, the grant date value is based upon the probable outcome of the performance metrics. If the highest level of payout were achieved, the value of the award as of the grant date for restricted stock awards represent 25% of each stock award. Whether, and to what extent, a NEO realizes value with respect to restricted stock awards will depend on our actual operating performance, stock price fluctuations and the NEOs continued employment.

(2)	All annual cash bonuses paid to our NEOs under the MIP are reflected in the “Non-Equity Incentive Plan Compensation” column of this table.

(3)
The amounts shown represent the annual cash incentive payments received by our NEOs under our MIP. These cash awards were earned in 2012, 2011 and 2010 and were paid on February 22, 2013, February 24, 2012 and February 25, 2011, respectively. The MIP is described in detail above in our “Compensation Discussion and Analysis.”

(4)
With respect to Mr. Khoury, the amount reported for 2012, 2011 and 2010 as “All Other Compensation” includes $3,491,600, $3,296,800 and $3,101,054, respectively, for our annual payments in lieu of retirement benefits; $303,900, $312,541 and $308,747, respectively, representing the aggregate incremental cost to us for his personal use of the Company aircraft; $118,948, $67,824 and $75,747, respectively, for estate planning; $10,000, $9,800 and $9,800, respectively, for Company contributions to our 401(k) Plan; $11,578, $5,532 and $20,204, respectively, representing payments under our executive medical plan; and $37,412, $38,882 and $38,515, respectively, relating to an automobile and insurance provided by the Company. The aggregate incremental cost for the use of the Company aircraft for personal travel is calculated by multiplying the hourly variable cost rate for the aircraft by the hours used. The hourly variable cost rate includes costs such as fuel, oil, parking/landing fees, crew expenses and catering.

(5)
With respect to Mr. Lieberherr, the amount reported for 2012, 2011 and 2010 as “All Other Compensation” includes $120,000, $106,000 and $0, respectively for our annual payments in lieu of retirement benefits; $10,000, $9,800 and $9,800, respectively, for Company contributions to our 401(k) Plan; $12,401, $23,792 and $9,607, respectively, representing payments under our executive medical plan and an additional amount relating to an automobile allowance. Mr. Lieberherr served as Vice President and General Manager for the Commercial Aircraft Segment during 2010 and was promoted to President and Chief Operating Officer on January 1, 2011.

(6)
With respect to Mr. McCaffrey, the amount reported for 2012, 2011 and 2010 as “All Other Compensation” includes $426,973, $397,078 and $402,944, respectively, for our annual payments in lieu of retirement benefits; $10,000, $9,800 and $9,800, respectively, for Company contributions to our 401(k) Plan; $13,260, $16,865 and $23,489, respectively, representing payments under our executive medical plan; and an additional amount relating to an automobile allowance and estate planning.

(7)
With respect to Mr. Cromie, the amount reported for 2012, 2011 and 2010 as “All Other Compensation” includes $10,000, $8,536 and $0, respectively, for Company’s contributions to our 401(k) Plan: $1,603, $4,913, and $0, respectively, representing payments under our executive medical plan; $0, $40,788 and $0, respectively, for reimbursement of relocation expenses and an additional amount relating to automobile allowance. Mr. Cromie was promoted to Vice President and General Manager of the Commercial Aircraft Segment on January 5, 2011. As described above in the “Compensation Discussion and Analysis” the Company implemented a deferred compensation plan in 2011 and we made a matching contribution under this plan for Mr. Cromie in 2012 of $67,290.

(8)
With respect to Mr. Exton, the amount reported for 2012, 2011 and 2010 as “All Other Compensation” includes $10,000, $9,800 and $9,800, respectively, for Company’s contributions to our 401(k) Plan; $6,924, $12,784 and $3,437, respectively, representing payments under our executive medical plan, and an additional amount relating to an automobile allowance. As described above in the “Compensation Discussion and Analysis” the Company implemented a deferred compensation plan in 2011 and we made a matching contribution under this plan for Mr. Exton in 2012 of $60,107.

(9)
With respect to Mr. Sharpe, the amount reported for 2012, 2011 and 2010 as “All Other Compensation” includes $10,000, $9,800 and $0, respectively, for contributions to the Company’s 401(k) Plan; $3,516, $0 and $0, respectively, representing payments under our executive medical plan, and an additional amount relating to automobile allowance. As described above in the “Compensation Discussion and Analysis” the Company implemented a deferred compensation plan in 2011 and we made a matching contribution under this plan for Mr. Sharpe in 2012 of $57,882.

(10)
With respect to Mr. Patch, the amount reported for 2012, 2011 and 2010 as “All Other Compensation” includes $10,000, $9,800 and $9,800, respectively, for contributions to the Company’s 401(k) Plan; $19,853, $21,383 and $24,707, respectively, representing payments under our executive medical plan and an additional amount relating to an automobile allowance. As described above in the “Compensation Discussion and Analysis” the Company implemented a deferred compensation plan in 2011 and we made a matching contribution under this plan for Mr. Patch in 2012 of $75,000.

Grants of Plan-Based Awards During 2012

The following table sets forth information concerning incentive awards made to our NEOs in 2012. Awards consisted of restricted stock and cash incentive awards under our MIP as described in detail in our “Compensation Discussion and Analysis.”

		Estimated Future Payouts Under Non-Equity			All Other Stock	Grant Date Fair
		Incentive Plan Awards (1)			Awards: Number of	Value of Stock
	Grant	Threshold			Shares of Stock or	and Options
Name	Date	($)(2)	Target ($)	Maximum ($)	Units(#)(3)(4)	Awards ($)(5)
(a)	(b)	(c)	(d)	(e)	(i)	(l)
Amin J. Khoury	1/1/2012	$—	$2,895,400	$—	$—	$—
	12/17/2012	—	—	—	78,672	3,744,000

Werner Lieberherr	1/1/2012	—	1,372,800	—	—	—
	12/17/2012	—	—	—	32,780	1,560,000

Thomas P. McCaffrey	1/1/2012	—	1,237,700	—	—	—
	12/17/2012	—	—	—	22,619	1,076,438

Sean J. Cromie	1/1/2012	—	507,000	—	—	—
	12/17/2012	—	—	—	11,032	525,013

Wayne R. Exton	1/1/2012	—	480,500	—	—	—
	12/17/2012	—	—	—	10,507	500,028

Richard M. Sharpe	1/1/2012	—	535,600	—	—	—
	12/17/2012	—	—	—	11,032	525,013

Ryan M. Patch.	1/1/2012	—	565,000	—	—	—
	12/17/2012	—	—	—	10,507	500,028

(1)
The amounts shown represent the range of annual cash incentive opportunities for each NEO under our 2012 MIP. During 2012 there were no minimum or maximum MIP payments since the aggregate amount of cash incentives to be paid to MIP participants is generally determined by multiplying earnings before income taxes (as defined) by an agreed upon percentage thereby providing an incentive pool which increases or decreases with pretax earnings. The MIP is described in detail above in our “Compensation Discussion and Analysis.”

(2)
Since the amount of Non-Equity Incentive Plan awards is determined on the basis of a NEOs contributions to the success of a segment or the Company, as applicable, no specific threshold can be determined.

(3)
The restricted stock awards made on December 17, 2012 were approved by our Compensation Committee at its meeting on October 23, 2012. This process is consistent with our policy of having the dollar value of annual grants of restricted stock to our employees reviewed and approved by our Compensation Committee at a meeting in the third or fourth quarter and having the grants to NEOs made effective as of December 15 of each year (or if December 15 is not a business day, the first business day thereafter). The number of shares of restricted stock granted is equal to the dollar value approved by our Compensation Committee divided by the closing price of our common stock on the date of grant. All grants of restricted stock are made pursuant to our LTIP.

(4)
The amounts shown represent the aggregate grant date fair value calculated in accordance with FASB ASC 718 (without any reduction for risk of forfeiture). For more information about our adoption of FASB ASC 718 and how we value stock-based awards (including assumptions made in such valuation), refer to Note 11 to our audited financial statements for the fiscal year ended December 31, 2012 included in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 21, 2013. For the performance-based restricted stock awards, the grant date value is based upon the probable outcome of the performance metrics. If the highest level of payout were achieved, the value of the award as of the grant date for restricted stock awards, represent 25% of each stock award.

(5)
Seventy-five percent of the 2012 annual award is subject to time-based vesting and 25% of the 2012 annual award is subject to performance-based vesting. The time-based award vests ratably over three years provided the executive is employed or, as to Mr. Amin J. Khoury, is providing consulting services on the applicable vesting date. The vesting of the performance-based award is subject to the Company achieving the annual returns on equity targets established by the Compensation Committee, and vests four years from the date of grant, subject to the following conditions: (i) if the Company achieves 90% or more of the target, 100% of the total performance-based award will vest; (ii) if the Company achieves between 85% and 90% of the three-year average target, 50% of the performance-based award will vest and (iii) if the Company achieves less than 80% of target no portion of the award will vest.

2012 Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning outstanding equity awards held by each NEO as of December 31, 2012, which includes unvested shares of restricted stock.

		Stock Awards
		Number of	Market Value of
		Shares or Units	Shares or Units
		of Stock That	of Stock That
		Have Not Vested	Have Not Vested
Name	Grant Date	(#)(1)	($)(2)
(a)	(b)	(g)	(h)
Amin J. Khoury	12/17/2012	78,672	$3,886,397
	12/15/2011	74,586	3,684,548
	12/15/2010	47,148	2,329,111
	12/15/2009	32,398	1,600,461

Werner Lieberherr	12/17/2012	32,780	1,619,332
	12/15/2011	31,077	1,535,204
	12/15/2010	10,979	542,363
	12/15/2009	6,173	304,946

Thomas P. McCaffrey	12/17/2012	22,619	1,117,379
	12/15/2011	21,444	1,059,334
	12/15/2010	13,554	669,568
	12/15/2009	10,626	524,924

Sean J. Cromie	12/17/2012	11,032	544,981
	12/15/2011	10,504	518,898
	12/15/2010	2,017	99,640
	12/15/2009	1,695	83,733

Wayne R. Exton	12/17/2012	10,507	519,046
	12/15/2011	9,954	491,728
	12/15/2010	6,446	318,432
	12/15/2009	5,013	247,642

Richard M. Sharpe	12/17/2012	11,032	544,981
	12/15/2011	11,188	552,687
	12/15/2010	7,256	358,446
	11/16/2009	17,343	856,744

Ryan M. Patch	12/17/2012	10,507	519,046
	12/15/2011	9,882	488,171
	12/15/2010	6,888	340,267
	12/15/2009	5,013	247,642

(1)
Seventy-five percent of the 2010, 2011 and 2012 annual restricted stock awards are subject to time-based vesting and 25% of the 2010, 2011 and 2012 annual restricted stock awards are subject to performance-based vesting. The time-based award vests ratably over three years provided the executive is employed or, as to Mr. Amin J. Khoury, is providing consulting services on the applicable vesting date. The vesting of the performance-based award is subject to the Company achieving the annual returns on equity targets established by the Compensation Committee, and vests four years from the date of grant, subject to the following conditions: (i) if the Company achieves 90% or more of the target, 100% of the total performance-based award will vest; (ii) if the Company achieves between 85% and 90% of the three- year average target, 50% of the performance-based award will vest and (iii) if the Company achieves less than 80% of target no portion of the award will vest.

(2)	The market value of unvested shares is based on the closing share price of $49.40, which was the closing price of our common stock as quoted on the NASDAQ Global Select Market on December 31, 2012.

Option Exercises and Stock Vested During 2012

The following table provides information concerning vesting of common stock awards held by each NEO during 2012. No options were outstanding in 2012.

	Stock Awards
	Number of
	Shares
	Acquired	Value Realized
Name	on Vesting	on Vesting
(a)	(d)(#)(1)	(e)($)(2)
Amin J. Khoury	170,360	$8,131,682

Werner Lieberherr	37,994	1,814,741

Thomas P. McCaffrey	52,407	2,501,414

Sean J. Cromie	9,704	463,675

Wayne R. Exton	24,454	1,167,232

Richard M. Sharpe	24,700	1,104,133

Ryan M. Patch	33,478	1,636,285

(1)	Represents the shares of restricted stock that vested during 2012.

(2)
Represents the number of shares of restricted stock that vested during 2012 multiplied by the closing price of our common stock as reported on the NASDAQ Global Select Market on the applicable vesting date.

Fiscal 2012 Deferred Compensation Table

In 2010, the Company adopted the B/E Aerospace, Inc. 2010 Deferred Compensation Plan. The plan is a nonqualified deferred compensation plan pursuant to which certain senior employees of the Company (as selected by the Compensation Committee) are eligible to defer salary and bonus. A deferral election must be made prior to the beginning of the calendar year in which deferral occurs. Each of our NEOs is eligible to participate in the plan. We match each executive’s deferral up to 7.5% of their cash compensation (other than Messrs. Khoury, Lieberherr and McCaffrey, who may make deferrals under the plan but are not entitled to any matching contributions).

Matching contributions generally vest in equal installments on January 15th of each of the three years following the year in which the contribution is made. In addition, an executive will fully vest in all matching contributions upon (i) meeting the requirements of a retirement, (ii) a termination of employment by the Company without cause, (iii) death, (iv) a change in control of the Company or (v) meeting the requirements of a disability.

The deferred compensation plan is a non-qualified plan under the Internal Revenue Code and does not provide for guaranteed returns on plan contributions. A participant’s deferrals, together with Company matching contributions, are adjusted for earnings or losses measured by the rate of return on the notional investments available under the plan to which participants allocate their accounts. Participants may change investment elections, selecting from investment options offered under the deferred compensation plan, on any business day. Distributions are made after termination of employment or on a date, selected by the participant, prior to termination of employment.

During 2012 each of the NEOs (other than Mr. Khoury) elected to defer compensation under the plan and we made matching contributions for these NEOs (other than Messrs. Lieberherr and McCaffrey) totaling $260,279.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Balance at
Name	in 2012 ($) (1)	in 2012 ($)	in 2012 ($) (1)	12/31/12 ($) (2)
Werner Lieberherr	$297,582	$--	$32,820	$557,701
Thomas P. McCaffrey	525,494	--	61,262	1,099,133
Sean J. Cromie	81,776	67,290	1,373	150,439
Wayne R. Exton	80,142	60,107	11,669	271,284
Richard M. Sharpe	68,741	57,882	9,006	251,761
Ryan M. Patch	75,000	75,000	4,143	326,877

(1) All executive contributions are included as compensation in the Summary Compensation Table. Earnings on account balances      are not included in the Summary Compensation Table.

(2) Includes current and prior year contributions and earnings.

In addition to the 2010 Deferred Compensation Plan, all of our employees, including our NEOs, participate in our qualified 401(k) defined contribution plan. Pursuant to this plan, we match 100% of the first 3% and 50% of the next 2% of employee contributions up to $10,000.

Employment, Severance and Change of Control Agreements

We have entered into employment agreements with each of our NEOs as described below.

Amin J. Khoury. Mr. Khoury is party to an employment agreement with us, amended and restated as of December 31, 2008 and subsequently amended on November 30, 2012, pursuant to which he serves as our Chairman and Chief Executive Officer, or CEO. The agreement has a rolling three-year term so that the term of the agreement extends through three years from any date as of which the term is being determined. The agreement provides that Mr. Khoury will receive a base salary of $1,266,720 per year (as of January 1, 2013), subject to an annual cost-of-living increase and other increases as determined from time to time by our Board. He is also eligible to receive an annual discretionary incentive bonus under our MIP. Our CEO is also eligible to participate in all benefit plans (other than retirement plans) generally available to our executives and we provide him with an automobile and automobile insurance at a cost of approximately $37,412 per year.

General Provisions

In lieu of retirement benefits, we provide Mr. Khoury with annual payments equal to 150% of his base salary. These payments are made on a quarterly basis in arrears. In addition, we make an annual payment in lieu of retirement benefits equal to the product determined by multiplying the annual increase in salary by 150% times the number of years since he founded the Company. This payment is made in the quarter following the change in salary. All such payments are made to a grantor trust for the benefit of Mr. Khoury, such payments are taxable to Mr. Khoury when paid, and historically have been distributed to Mr. Khoury at the time of payment as provided pursuant to the terms of the trust agreement. These payments are reported in the “All Other Compensation” column of the Summary Compensation Table above.

Mr. Khoury’s employment agreement provides that he and his spouse will receive medical, dental and health benefits (including benefits under our executive medical reimbursement plan) for the remainder of their lives notwithstanding a termination of his employment for any reason.

Pursuant to the agreement, if Mr. Khoury’s employment with us terminates for any reason other than death or incapacity, we will enter into a consulting arrangement with him under which he has agreed to provide strategic planning, financial planning, merger and acquisition advice and consultation to us, as well as periodic advice and consultation regarding key staffing and recruitment issues and such other services as we may mutually agree upon. The consulting agreement will extend for a period of five years following Mr. Khoury’s termination of employment. During the duration of his consulting agreement, Mr. Khoury will be entitled to an annual consulting fee equal to 15% of his salary in effect on the day of his termination of employment and will also be entitled to an office, an assistant, travel benefits under our travel policy described above in our “Compensation Discussion and Analysis,” automobile benefits and reimbursement for reasonable out-of-pocket business expenses. Unvested restricted stock awards will continue to vest in accordance with the award agreement for so long as Mr. Khoury is providing consulting services under the consulting agreement. During the five-year term, the consulting agreement may not be amended or terminated without the prior written consent of us and Mr. Khoury. In the event of Mr. Khoury’s death or incapacity during the consulting period, he or his designee will receive a lump sum payment equal to the fees for the then-existing term of the consulting period.

In the event that any payments or other benefits made to Mr. Khoury are subject to excise taxes as an “excess parachute payment” under the Internal Revenue Code, he will receive an excise tax gross-up payment. Similarly, the agreement provides him with a tax gross-up payment with respect to tax obligations under Section 409A of the Internal Revenue Code. Incidental costs and expenses incurred in respect of certain accounting tasks and procedures associated with these tax matters will also be paid by us.

During the term of his employment agreement and consulting agreement (if applicable) and for a period of two years thereafter, Mr. Khoury is subject to noncompetition and nonsolicitation obligations. In addition, Mr. Khoury is subject to a perpetual confidentiality covenant.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, Mr. Khoury will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Voluntary Termination. If Mr. Khoury terminates his employment with us at any time and for any reason other than due to death, incapacity or in connection with the closing of a change of control transaction, he is entitled to (i) a lump sum severance payment amount equal to one times his annual base salary plus (ii) the remaining unpaid balance of his retirement compensation as of the date of separation.

Involuntary Termination. If Mr. Khoury’s employment with us is terminated by us for any reason other than death, incapacity or in connection with the closing of a change of control transaction, he is entitled to (i) a lump sum payment equal to the salary he would have received had he remained employed through the remainder of the then-existing term, (ii) a final payment in lieu of retirement benefits determined as if he remained employed for three years following the termination of his employment, (iii) accelerated vesting of all outstanding equity awards with stock options remaining exercisable for the remainder of their applicable terms, (iv) any bonuses payable for any fiscal periods ending prior to the termination date, and (v) a lump sum severance amount equal to one times his annual base salary.

Change of Control. If a change of control occurs, Mr. Khoury will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms. In addition, if his employment terminates contemporaneously with a change of control transaction for any reason other than his resignation for good reason, our CEO will be entitled to (i) a lump sum severance amount equal to one times his annual base salary, (ii) the remaining unpaid balance of his retirement compensation as of the termination date and (iii) any bonuses payable for any fiscal periods ending prior to the termination date. If Mr. Khoury’s employment is not terminated contemporaneously with a change of control transaction, his employment agreement will remain in effect and upon a subsequent termination of employment he will be entitled to the payments and benefits set forth in his employment agreement as described above. However, if Mr. Khoury’s employment is terminated by him for good reason following a change of control, he will receive (i) a lump sum amount equal to the sum of the annual base salary he would have received had he remained employed through the remainder of the then-existing term, (ii) a final payment in lieu of retirement benefits calculated as if he had remained employed through the third anniversary of the termination date, (iii) a severance payment of one times his base salary in effect for that year, (iv) any bonuses payable for any fiscal periods ending prior to the termination date and (v) accelerated vesting of all outstanding equity awards with stock options remaining exercisable for the remainder of their then-applicable terms. In the event of a dispute regarding the benefits payable to Mr. Khoury upon a change of control, we will pay or reimburse him for all related legal expenses. In the event the Company determines it likely that a change of control will occur, it will establish a grantor trust to secure any potential obligations to the CEO associated with the change of control.

Death. In the event of Mr. Khoury’s death, his designee will receive an amount equal to (i) the salary that would have been due to him if he remained employed through the third anniversary of the termination date, (ii) the remaining unpaid balance of his retirement compensation as of the termination date, and (iii) any bonuses payable for any fiscal periods ending prior to the date of death. In addition, Mr. Khoury’s designee will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms. In 2012, we amended a death benefit agreement with Mr. Khoury to increase the payment to a $10.0 million death benefit to his named beneficiary upon his death during or after his employment. We are funding this death benefit with a whole life insurance policy which will fund 100% of this obligation upon his death.

Incapacity. In the event of Mr. Khoury’s termination of employment due to his incapacity, he will receive an amount equal to (i) two times the annual salary that he would have received had he remained employed through the third anniversary of the termination date, payable in a lump sum, (ii) the remaining unpaid balance of his retirement compensation as of the termination date, and (iii) any bonuses payable for any fiscal periods ending prior to the termination date. In addition, Mr. Khoury will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms.

Werner Lieberherr. Mr. Lieberherr is a party to an employment agreement, amended and restated as of January 1, 2011, pursuant to which he serves as our President and Chief Operating Officer. The agreement has a rolling three-year term so that the term extends through three years from any date as of which the term is being determined unless terminated earlier. The agreement provides that Mr. Lieberherr will receive a base salary of $655,200 per year (as of January 1, 2013), subject to adjustment from time to time by our Compensation Committee. He is also eligible to receive an annual discretionary incentive bonus under our MIP and to participate in the Company’s equity incentive plan as determined by the Compensation Committee in its sole discretion. Mr. Lieberherr is also eligible to participate in all benefit plans, programs and arrangements generally made available to our executives and to receive an automobile allowance of $1,100 per month. Mr. Lieberherr is subject to noncompetition and nonsolicitation obligations during his employment and for a period of three years thereafter. Mr. Lieberherr is also party to the Company’s standard proprietary information and confidentiality agreement.

General Provisions

Our agreement with Mr. Lieberherr provides that on January 1 of each year Mr. Lieberherr is employed, the Company will make a tax deferred retirement contribution equal to 20% of his salary then in effect, to the 2010 Deferred Compensation Plan (the “Deferred Compensation Plan”), on his behalf. Mr. Lieberherr must be employed on the date of contribution to receive the retirement contribution. Each retirement contribution is subject to the terms and conditions of the Deferred Compensation Plan. Contributions made for calendar years 2011 through 2015 will vest in full on January 1, 2016 so long as Mr. Lieberherr is employed on such date. All contributions made on and after January 1, 2016 will vest in full on the date of contribution.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, Mr. Lieberherr will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Death. Upon his death, Mr. Lieberherr’s designee is entitled to a lump sum payment equal to the salary and automotive allowance that Mr. Lieberherr would have received had he remained employed through the remainder of the then-existing term, as well as the continuation of benefits through the then-existing term subject to mitigation from other sources. In addition, Mr. Lieberherr, or his estate, will be entitled to the immediate vesting of all outstanding equity awards. In 2012, we entered into a death benefit agreement with Mr. Lieberherr that provides for the payment of a $5.0 million death benefit to his named beneficiary upon his death whether during or after his employment. We have funded this death benefit with a single payment whole life insurance policy which will fund 100% of this obligation upon his death.

Incapacity. Upon his incapacity, Mr. Lieberherr or his designee is entitled to a lump sum payment equal to the salary and automotive allowance that Mr. Lieberherr would have received had he remained employed through the remainder of the then-existing term, as well as the continuation of benefits through the then-existing term subject to mitigation from other sources.  In addition, Mr. Lieberherr will also be entitled to the immediate vesting of all outstanding equity awards.

Termination Without Cause. In the event that we terminate Mr. Lieberherr’s employment without cause (as defined in the agreement), he will be entitled to a lump sum payment equal to the salary he would have received had he remained employed through the remainder of the then-existing term plus an amount equal to one times his base salary, as well as the continuation of benefits through the then-existing term subject to mitigation from other sources. In addition, Mr. Lieberherr will be entitled to the immediate vesting of all outstanding equity awards.

Change of Control. In the event that following a change of control, Mr. Lieberherr resigns for good reason (as defined in the agreement) or we terminate his employment other than for cause, he will be entitled to receive a lump sum payment equal to one times his base salary and continuation of his base salary for the then-existing term of the agreement. In addition, Mr. Lieberherr will be entitled to continuation of benefits for the then-existing term of the agreement, subject to mitigation from other sources. Upon a change of control, Mr. Lieberherr will be entitled to the immediate vesting of all outstanding equity awards.

Termination for Cause; Resignation without Good Reason. If Mr. Lieberherr is terminated by us for cause or resigns for any reason other than good reason upon change of control, he will not be entitled to any further compensation and benefits other than as set forth in any applicable plans, programs or arrangements.

Thomas P. McCaffrey. Mr. McCaffrey is party to an employment agreement with us, amended and restated as of December 31, 2008, pursuant to which he serves as our Senior Vice President and Chief Financial Officer, or CFO. The agreement has a rolling three-year term so that the term extends through three years from any date as of which the term is being determined unless terminated earlier. The agreement provides that Mr. McCaffrey will receive a base salary of $590,722 per year (as of January 1, 2013), subject to cost of living and other increases as determined from time to time by the Compensation Committee. He is also eligible to receive an annual discretionary incentive bonus under our MIP and to participate in the Company’s equity incentive plan as determined by the Compensation Committee in its sole discretion. Mr. McCaffrey is also eligible to participate in all benefit plans (other than retirement plans) available to our executives and to receive an automobile allowance of $1,100 per month.

General Provisions

Our agreement with Mr. McCaffrey provides that we will make quarterly payments in lieu of retirement benefits in an annual amount equal to one-half of his average annual salary for the preceding three-year period multiplied by the number of years of service with the Company, less all prior payments. These payments are made to a grantor trust for the benefit of Mr. McCaffrey, such payments are taxable to Mr. McCaffrey when paid, and historically have been distributed to Mr. McCaffrey at the time of payment as provided pursuant to the terms of the trust agreement. These payments are reported in the “All Other Compensation” column of the Summary Compensation Table above. We make these payments on a quarterly basis in arrears.

In the event our CFO’s employment is terminated for any reason other than a termination by us for cause, he will be entitled to any accrued but unpaid bonus for the prior year and any accrued but unpaid payments in lieu of retirement benefits.

In the event that any payments or other benefits made to him are subject to excise taxes as an “excess parachute payment” under the Internal Revenue Code, Mr. McCaffrey will receive an excise tax gross-up payment. Similarly, the agreement provides him with a tax gross-up payment with respect to tax obligations under Section 409A of the Internal Revenue Code. Incidental costs and expenses incurred in respect of certain accounting tasks and procedures associated with these tax matters will be paid by us.

Mr. McCaffrey is also party to the Company’s standard proprietary information and confidentiality agreement.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, Mr. McCaffrey will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Involuntary Termination; Resignation with Good Reason. In the event Mr. McCaffrey’s employment is terminated by us without cause or by him for good reason (as each term is defined in the employment agreement), other than contemporaneously with a change of control transaction, he will receive a lump sum severance amount equal to (i) two times his annual salary, plus (ii) the salary he would have received had he remained employed through the remainder of the then-existing term. He will also receive a final payment in lieu of retirement benefits determined as if he continued employment for three years following the termination. As a result of such a termination, he will also be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms.

Change of Control. If a change of control occurs, Mr. McCaffrey will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable term. In addition, if, contemporaneously with a change of control transaction, Mr. McCaffrey’s employment is terminated for any reason, Mr. McCaffrey will be entitled to (i) a lump sum amount equal to two times his annual base salary, (ii) any accrued but unpaid bonus for the prior year, and (iii) the remaining unpaid balance of his retirement compensation as of the termination date. If Mr. McCaffrey’s employment is not terminated contemporaneously with a change of control transaction, his employment agreement will remain in effect and upon a subsequent termination of employment for good reason or without cause he will be entitled to the payments and benefits set forth in the employment agreement described above. In the event of a dispute regarding the benefits payable to Mr. McCaffrey upon a change of control, we will pay or reimburse him for all related legal expenses.

Death. In the event of Mr. McCaffrey’s termination due to his death, his designee will receive (i) a lump sum payment equal to the salary that would have been due to him had he remained employed through the remainder of the then-existing term, (ii) any accrued but unpaid bonus for the prior year, and (iii) the remaining unpaid balance of his retirement compensation as of the termination date. Mr. McCaffrey’s eligible dependents will also be entitled to receive, for two years following his death, continuation of medical, dental and health benefits. In addition, Mr. McCaffrey will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms. In 2012, we amended a death benefit agreement with Mr. McCaffrey to increase the payment to a $4.0 million death benefit to his named beneficiary upon his death whether during or after his employment. We are funding this death benefit with a whole life insurance policy which will fund 100% of this obligation upon his death.

Incapacity. In the event of Mr. McCaffrey’s termination of employment due to his incapacity, he will receive (i) the salary and automobile allowance that he would have received had he remained employed through the remainder of the then-existing term, (ii) the remaining unpaid balance of his retirement compensation as of the termination date, and (iii) any bonuses payable for any fiscal periods ending prior to the termination date. In addition, Mr. McCaffrey will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms. Mr. McCaffrey and his eligible dependents will also be entitled to receive, for two years following his termination due to his incapacity, continuation of medical, dental and health benefits.

Retirement; Resignation Without Good Reason. If Mr. McCaffrey retires or resigns without good reason at any time, he is entitled to (i) a lump sum severance payment equal to one times his annual base salary, (ii) the remaining unpaid balance of his retirement compensation as of the termination date, and (iii) any bonuses payable for any fiscal periods ending prior to the termination date.

Termination for Cause. If, at any time, Mr. McCaffrey is terminated by us for cause, he will not be entitled to any further compensation and benefits other than as set forth in any applicable plans, programs or arrangements.

Sean J. Cromie. Mr. Cromie is party to an employment agreement amended and restated as of May 4, 2012, pursuant to which he serves as Vice President and General Manager-Commercial Aircraft Segment. The agreement is for an initial two-year period and is automatically renewed for additional two-year terms unless either we or Mr. Cromie gives the other party at least 30 days written notice prior to the then-applicable expiration date. Under the terms of his employment agreement, Mr. Cromie receives an annual salary of $426,930 per year (as of January 1, 2013), subject to adjustment from time to time. He is also eligible to receive an annual discretionary incentive bonus under our MIP and to participate in the Company’s equity incentive plan as determined by the Compensation Committee in its sole discretion. Mr. Cromie is entitled to an automobile allowance of $1,100 per month and may participate in all benefits plans, programs and arrangements generally made available to our executive officers. Mr. Cromie is subject to noncompetition and nonsolicitation obligations during his employment and for a period of two years thereafter.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, Mr. Cromie will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Death. Upon his death, Mr. Cromie’s designee is entitled to a lump sum payment equal to the salary and automobile allowance that he would have received had he remained employed through the remainder of the then existing term of the agreement.  Mr. Cromie’s eligible dependents will be entitled to continuation of medical, dental and health benefits for one year following his death, subject to mitigation from other sources. In addition, Mr. Cromie’s designee will be entitled to the immediate vesting of all outstanding equity awards.

Incapacity. In the event of the termination of Mr. Cromie’s employment due to his incapacity, Mr. Cromie is entitled to a lump sum payment equal to the salary and automobile allowance through the remainder of the then existing term of the agreement. Mr. Cromie and his eligible dependents will also be entitled to continuation of medical, dental and health benefits for one year following his termination, subject to mitigation from other sources. In addition, upon a termination of his employment due to incapacity, Mr. Cromie will be entitled to the immediate vesting of all outstanding equity awards.

Termination Without Cause. In the event that we terminate Mr. Cromie’s employment without cause, he will be entitled to a lump sum payment equal to the sum of his base salary for one year and his base salary for the then–existing term of the agreement . Mr. Cromie and his eligible dependents will also be entitled to continuation of medical, dental and health benefits through the remainder of the then-existing term of the agreement, subject to mitigation from other sources. In addition, Mr. Cromie will be entitled to the immediate vesting of all outstanding time-based equity awards but his performance-based equity awards will be cancelled without consideration.

Change of Control. Following a change of control, if Mr. Cromie resigns for good reason or we terminate his employment without cause, he will be entitled to continuation of benefits for one year from the termination date, subject to mitigation from other sources and a lump sum payment equal to the sum of his base salary for one year and his base salary for the then-existing term of the agreement. In addition, Mr. Cromie will be entitled to the immediate vesting of all outstanding equity awards.

Termination for Cause; Resignation Without Good Reason. If Mr. Cromie is terminated by us for cause or resigns for any reason other than good reason upon change of control, he will not be entitled to any further compensation and benefits other than as set forth in any applicable plans, programs or arrangements.

Mr. Cromie is also party to the Company’s standard proprietary information and confidentiality agreement.

Wayne R. Exton. Mr. Exton is party to an employment agreement amended and restated as of May 4, 2012, pursuant to which he serves as Vice President and General Manager-Business Jet Segment. The agreement is for an initial two-year period and is automatically renewed for additional two-year terms unless either we or Mr. Exton gives the other party at least 30 days written notice prior to the then-applicable expiration date. Under the terms of his employment agreement, Mr. Exton receives an annual salary of $384,384 per year (as of January 1, 2013), subject to adjustment from time to time. He is also eligible to receive an annual discretionary incentive bonus under our MIP and to participate in the Company’s equity incentive plan as determined by the Compensation Committee in its sole discretion. Mr. Exton is entitled to an automobile allowance of $1,100 per month and may participate in all benefits plans, programs and arrangements generally made available to our executive officers. Mr. Exton is subject to noncompetition and nonsolicitation obligations during his employment and for a period of two years thereafter.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, Mr. Exton will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Death. Upon his death, Mr. Exton’s designee is entitled to a lump sum payment equal to the salary that he would have received had he remained employed from the termination date through the remainder of the then-existing term of the agreement.  Mr. Exton’s eligible dependents will be entitled to continuation of medical, dental and health benefits throughout the remainder of the then-existing term of the agreement, subject to mitigation from other sources. In addition, Mr. Exton’s designee will be entitled to the immediate vesting of all outstanding equity awards.

Incapacity. In the event of the termination of Mr. Exton’s employment due to his incapacity, Mr. Exton is entitled to a lump sum payment equal to the salary from the termination date through the remainder of the then-existing term of the agreement. Mr. Exton and his eligible dependents will also be entitled to continuation of medical, dental and health benefits through the remainder of the then-existing term of the agreement, subject to mitigation from other sources. In addition, upon a termination of his employment due to incapacity, Mr. Exton will be entitled to the immediate vesting of all outstanding equity awards.

Termination Without Cause. In the event that we terminate Mr. Exton’s employment without cause, he will be entitled to a lump sum payment equal to the sum of his base salary for one year and his base salary from the termination date through the expiration date. Mr. Exton and his eligible dependents will also be entitled to continuation of medical, dental and health benefits through the remainder of the then-existing term of the agreement, subject to mitigation from other sources. In addition, Mr. Exton will be entitled to the immediate vesting of all outstanding time-based equity awards and his performance-based equity awards will be cancelled without consideration.

Change of Control. Following a change of control, if Mr. Exton resigns for good reason or we terminate his employment without cause, he will be entitled to a lump sum payment equal to the sum of his base salary for one year and his base salary from the termination date through the expiration date. In addition, Mr. Exton and his eligible dependents will be entitled to continuation of benefits for the remainder of the then-existing term of the agreement, subject to mitigation from other sources, and Mr. Exton will be entitled to the immediate vesting of all outstanding equity awards.

Termination for Cause; Resignation Without Good Reason. If Mr. Exton’s employment is terminated by us for cause or resigns for any reason other than good reason upon change of control, he will not be entitled to any further compensation and benefits other than as set forth in any applicable plans, programs or arrangements.

 Mr. Exton is also party to the Company’s standard proprietary information and confidentiality agreement.

Richard M. Sharpe. Mr. Sharpe is party to an employment agreement amended and restated May 4, 2012, pursuant to which he serves as the Vice President and General Manager-Consumables Management Segment. The agreement has an initial term of two years and is automatically renewed for additional two-year terms unless either we or Mr. Sharpe give the other party at least 90 days written notice prior to the then-applicable expiration date. Under the terms of his employment agreement, Mr. Sharpe receives an annual salary of $449,904 per year (as of January 1, 2013), subject to adjustment from time to time. He is also eligible to receive an annual discretionary incentive bonus under our MIP. Mr. Sharpe is entitled to an automobile allowance of $1,100 per month and may participate in all benefits plans, programs and arrangements generally made available to our executive officers.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, Mr. Sharpe will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Death. Upon his death, Mr. Sharpe’s designee is entitled to a lump sum payment equal to the salary that he would have received had he remained employed from the termination date through the expiration date. In addition, Mr. Sharpe’s designee will be entitled to the immediate vesting of all outstanding equity awards.

Incapacity. In the event of the termination of Mr. Sharpe’s employment due to his incapacity, Mr. Sharpe is entitled to a lump sum payment equal to the salary from the termination date through the expiration date. Mr. Sharpe and his eligible dependents will also be entitled to continuation of benefits through the remainder of the then-existing term of the agreement, subject in each case, to mitigation from other sources. In addition, upon a termination of his employment due to incapacity, Mr. Sharpe will be entitled to the immediate vesting of all outstanding equity awards.

Termination Without Cause. In the event that we terminate Mr. Sharpe’s employment without cause (as defined in the agreement), he will be entitled to receive a lump sum amount equal to the sum of (i) his base salary for one year and (ii) his base salary from the termination date through the expiration date. Mr. Sharpe and his eligible dependents will also be entitled to continuation of benefits through the remainder of the then-existing employment term of the agreement, subject to mitigation from other sources. In addition, Mr. Sharpe will be entitled to the immediate vesting of all outstanding time-based equity awards and his performance-based equity awards will be cancelled without consideration.

Change of Control. If following, or in connection with, a change of control (as defined in the agreement), Mr. Sharpe resigns for good reason (as defined in the agreement) or we terminate his employment without cause, he will be entitled to receive a lump sum payment equal to the sum of (i) his base salary for one year, and (ii) his base salary from the termination date through the expiration date. Mr. Sharpe and his eligible dependents will be entitled to continuation of benefits for the remainder of the then-existing term of the agreement, subject to mitigation from other sources. In addition, Mr. Sharpe will be entitled to the immediate vesting of all outstanding time-based equity awards and his performance-based equity awards will be cancelled without consideration.

Mr. Sharpe is also party to the Company’s standard proprietary information and confidentiality agreement.

Ryan M. Patch. Mr. Patch is party to an employment agreement with us, amended and restated as of August 1, 2011, pursuant to which he serves as the Vice President – Law, General Counsel and Corporate Secretary of the Company. The agreement has a term which is the period ending two years from any date as to which the term is being determined. Under the terms of his employment agreement, Mr. Patch receives an annual salary of $474,617 per year (as of January 1, 2013), subject to adjustment from time to time by the Compensation Committee. He is also eligible to receive an annual discretionary incentive bonus under our MIP and to participate in the Company’s equity incentive plan as determined by the Compensation Committee in its sole discretion. Mr. Patch is entitled to an automobile allowance of $1,100 per month and may participate in all benefits plans, programs and arrangements generally made available to our executive officers.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, Mr. Patch will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Death. Upon his death, Mr. Patch’s designee is entitled to a lump sum payment equal to the salary and automobile allowance that he would have received had he remained employed through the remainder of the then-existing term of the agreement and any bonuses declared to be payable to Mr. Patch for any fiscal periods prior to his death. Mr. Patch’s eligible dependents will also be entitled to continuation of medical, dental and health benefits for two years following his death. In addition, Mr. Patch’s designee will be entitled to the immediate vesting of all outstanding equity awards.

Incapacity. In the event of the termination of Mr. Patch’s employment due to his incapacity, Mr. Patch is entitled to a lump sum payment equal to the salary and automobile allowance that he would have received had he remained employed through the remainder of the then-existing term of the agreement and any bonuses declared to be payable to Mr. Patch for any fiscal periods prior to his death. Mr. Patch and his eligible dependents will also be entitled to continuation of benefits for two years following his termination. In addition, Mr. Patch will be entitled to the immediate vesting of all outstanding equity awards.

Termination Without Cause. In the event that we terminate Mr. Patch’s employment without cause (as defined in the agreement), he will be entitled to receive a lump sum amount equal to the sum of (i) any bonuses declared to be payable to Mr. Patch for any fiscal periods prior to the termination date of the agreement, (ii) the salary and automobile allowance payable through the expiration date of the agreement, (iii) one times his salary in effect as of the termination date of the agreement, and (iv) an amount equal to his target incentive bonus for the year in which his termination occurs. In addition, Mr. Patch and his eligible dependents will be entitled to continuation of benefits for two years following his termination and Mr. Patch will be entitled to the immediate vesting of all outstanding equity awards.

Change of Control. If following, or in connection with, a change of control (as defined in the agreement), Mr. Patch resigns for good reason or we terminate his employment without cause, he will be entitled to receive a lump sum payment equal to the sum of (i) any accrued and unpaid salary, (ii) any bonuses declared to be payable to Mr. Patch for any fiscal periods prior to the termination date of the agreement, (iii) the salary and automobile allowance payable through the expiration date of the agreement, (iv) one times his salary in effect as of the termination date of the agreement, and (v) an amount equal to his target incentive bonus for the year in which his termination occurs. In addition, Mr. Patch and his eligible dependents will be entitled to continuation of benefits for the remainder of the then-existing term of the agreement. Upon a change of control, Mr. Patch will also be entitled to the immediate vesting of all outstanding equity awards.

In the event that any payments or other benefits made to Mr. Patch are subject to excise taxes, interest or penalties under Section 409A of the Internal Revenue Code, he will receive a tax gross-up payment.

Mr. Patch is also party to the Company’s standard proprietary information and confidentiality agreement.

Potential Payments upon a Termination or Change of Control

The tables that follow summarize the potential compensation that would have been payable to each of our NEOs as a result of a termination of the NEOs employment or a change of control. The tables generally assume that the NEOs employment terminated on December 31, 2012 and, if applicable, that the change of control occurred on December 31, 2012. In addition, for purposes of the calculations, we assume that the fair market value of our common stock was $49.40, which was the closing price of our common stock as quoted on the NASDAQ Global Select Market on December 31, 2012.

The tables below do not include the value of any vested and non-forfeitable payments or other benefits that the NEOs would have been entitled to receive on December 31, 2012, regardless of whether a termination event occurred on such date (e.g., benefits the executive would have received even if he voluntarily resigned on the assumed date of the change of control), including the following:

•	Defined Contribution Plans. Each of the NEOs account balances under the 401(k) plan, including any Company contributions, were fully vested as of December 31, 2012.

•
Vested Equity Awards. Once vested, restricted stock awards are not forfeitable. The number and fair market value of all shares of restricted stock that were vested as of December 31, 2012 are set forth above in the Outstanding Equity Awards at Fiscal Year-End table.

•
Life Insurance. Each of the NEOs is entitled to receive Company paid group term life insurance of one times his or her base salary. This plan is applicable to all of our employees on a nondiscriminatory basis.

•
Deferred Compensation Plan. Employee deferrals are vested upon contribution, and unless otherwise specified by the Compensation Committee, Company contributions vest in equal installments on January 15th of each of the three years succeeding the year in which the Company contribution is made.  In the case of death, disability, termination without cause and a change of control, Company contributions will fully vest.

Executive Medical Benefits. Pursuant to his employment agreement, Mr. Khoury and his spouse are entitled to receive medical benefits for the remainder of their lives regardless of the reason for termination of employment.

The amounts shown in the tables(1) below represent summary estimates of the payments to be made upon each specified termination event as if the event occurred on December 31, 2012, based upon salaries in effect as of January 1, 2013, and do not reflect any actual payments to be received by the NEOs:

Amin J. Khoury

					Change of Control
					Contemporaneous
					Involuntary	Contemporaneous
Compensation	Voluntary			Involuntary	Termination/	Resignation With	Remain
Element	Resignation	Incapacity	Death	Termination	Resignation	Good Reason	Employed

Lump-sum of Salary for Contract Term/Severance Payment	$1,266,720	$7,600,320	$3,800,160	$5,066,880	$1,266,720	$5,066,880	$--

Accrued Cash Incentive Compensation	--	2,895,360	2,895,360	2,895,360	2,895,360	2,895,360	--

Retirement Contribution	--	--	--	5,881,200	5,881,200	5,881,200	--

Total Cash Payments	1,266,720	10,495,680	6,695,520	13,843,440	10,043,280	13,843,440	--

Acceleration of Unvested Equity Awards	--	11,500,518	11,500,518	11,500,518	11,500,518	11,500,518	11,500,518

TOTAL	$1,266,720	$21,996,198	$18,196,038	$25,343,958	$21,543,798	$25,343,958	$11,500,518

Werner Lieberherr

	Voluntary				Change of Control
	Resignation/			Termination	Resignation/	Termination
Compensation	Termination for			Without	Remain	Without
Element	Cause	Incapacity	Death	Cause	Employed	Cause

Lump-sum of Salary for Contract Term/Severance Payment	--	$1,965,600	$1,965,600	$2,620,800	$--	$2,620,800

Benefit Continuation	--	76,803	76,803	37,203	--	37,203

Retirement Contribution	--	--	314,158	314,158	--	314,158

Total Cash Payments	--	2,042,403	2,356,561	2,972,161	--	2,972,161

Acceleration of Unvested Equity Awards	--	4,001,845	4,001,845	4,001,845	4,001,845	4,001,845

TOTAL	$--	$6,044,248	$6,358,406	$6,974,006	$4,001,845	$6,974,006

Thomas P. McCaffrey

					Involuntary
					Termination	Change of Control
					Without		Contemporaneous
		Resignation			Cause/		Resignation/
Compensation	Termination	Without Good			for Good	Remain	Involuntary
Element	for Cause	Reason	Incapacity	Death	Reason	Employed	Termination
Lump-sum of Salary for Contract Term/Severance Payment	$--	$590,722	$1,772,166	$1,772,166	$2,953,610	$--	$1,181,444

Accrued Cash Incentive Compensation	--	1,237,808	1,237,808	1,237,808	1,237,808	--	1,237,808

Benefit Continuation	--	--	66,120	26,520	26,520	--	--

Retirement Contribution	--	--	--	--	913,243	--	--

Total Cash Payments	--	1,828,530	3,076,094	3,036,494	5,131,181	--	2,419,252

Acceleration of Unvested Equity Awards	--	--	3,371,204	3,371,204	3,371,204	3,371,204	3,371,204

TOTAL	$--	$1,828,530	$6,447,298	$6,407,698	$8,502,385	$3,371,204	$5,790,456

Sean J. Cromie

					Change of Control
	Voluntary					Termination
	Resignation/					Without
Compensation	Termination for			Termination	Remain	Cause/Resignation with
Element	Cause	Incapacity	Death	Without Cause	Employed	Good Reason
Lump-sum of Salary for Contract Term/Severance Payment	$--	$853,860	$853,860	$1,280,790	$--	$1,280,790

Benefit Continuation	--	29,606	29,606	3,206	--	3,206

Total Cash Payments	--	883,466	883,466	1,283,996	--	1,283,996

Acceleration of Unvested Equity Awards	--	1,247,251	1,247,251	804,528	1,247,251	1,247,251

TOTAL	$--	$2,130,717	$2,130,717	$2,088,524	$1,247,251	$2,531,247

Wayne R. Exton

	Voluntary				Change of Control
	Resignation/				Resignation/	Termination
Compensation	Termination for			Termination	Remain	Without
Element	Cause	Incapacity	Death	Without Cause	Employed	Cause

Lump-sum of Salary for Contract Term/Severance Payment	$--	$768,768	$768,768	$1,153,152	$--	$1,153,152

Benefit Continuation	--	40,248	--	13,848	--	13,848

Total Cash Payments	--	809,016	768,768	1,167,000	--	1,167,000

Acceleration of Unvested Equity Awards	--	1,576,848	1,576,848	876,307	1,576,848	1,576,848

TOTAL	$--	$2,385,864	$2,345,616	$2,043,307	$1,576,848	$2,743,848

Richard M. Sharpe

					Change of Control
	Voluntary					Termination
	Resignation/				Resignation/	Without
Compensation	Termination for			Termination	Remain	Cause/Resignation with
Element	Cause	Incapacity	Death	Without Cause	Employed	Good Reason
Lump-sum of Salary for Contract Term/Severance Payment	$--	$899,808	$899,808	$1,349,712	$--	$1,349,712

Benefit Continuation	--	33,432	--	7,032	--	7,032

Total Cash Payments	--	933,240	899,808	1,356,744	--	1,356,744

Acceleration of Unvested Equity Awards	--	2,312,859	2,312,859	1,573,934	2,312,859	2,312,859

TOTAL	$--	$3,246,099	$3,212,667	$2,930,678	$2,312,859	$3,669,603

Ryan M. Patch

					Change of Control
	Voluntary					Termination
	Resignation/				Resignation/	Without
Compensation	Termination for			Termination	Remain	Cause/Resignation with
Element	Cause	Incapacity	Death	Without Cause	Employed	Good Reason
Lump-sum of Salary for Contract Term/Severance Payment	$--	$949,234	$949,234	$1,423,851	$--	$1,423,851

Accrued Cash Incentive Compensation	--	565,000	565,000	565,000	--	565,000

Benefit Continuation	--	66,106	66,106	66,106	--	66,106

Total Cash Payments	--	1,580,340	1,580,340	2,054,957	--	2,054,957

Acceleration of Unvested Equity Awards	--	1,595,126	1,595,126	1,595,126	1,595,126	1,595,126

TOTAL	$--	$3,175,466	$3,175,466	$3,650,083	$1,595,126	$3,650,083

(1)  The tables exclude the previously described NEO death benefit agreements, all of which are funded with whole life insuance policies.

Policy and Procedures for the Review and Approval of Related Person Transactions

We have adopted a written policy pursuant to which our Audit Committee will be presented with a description of any related person transactions for them to consider for approval. The policy is designed to operate in conjunction with and as a supplement to the provisions of our Code of Business Conduct.

Under the policy, our Law Department will review all proposed transactions presented to or identified by it involving a related person and in which the Company is a participant and in which the amount exceeds $120,000. The Law Department will present to the Audit Committee for approval any transaction at or above this dollar amount in which the related person may have a direct or indirect material interest. In determining whether to approve or ratify a related person transaction, the Audit Committee will consider the following: (1) whether the transaction was the product of fair dealing, which factors include the timing, initiation, structure and negotiations of the transaction, and whether the related person’s interest in such transaction was disclosed to the Company; (2) the terms of the transaction and whether similar terms would have been obtained from an arm’s length transaction with a third party; and (3) the availability of other sources for comparable products or services. The policy also identifies certain types of transactions that our Board has identified as not involving a direct or indirect material interest and are therefore, not considered related person transactions for purposes of the policy.

The policy requires that our Law Department implement certain procedures for the purpose of obtaining information with respect to related person transactions. These procedures include, among other things, (1) informing, on a periodic basis, our directors, nominees for director and executive officers of the requirement for presenting possible related party transactions to the Law Department for review and (2) reviewing questionnaires completed by directors, nominees for director and executive officers designed to elicit information about possible related person transactions.

Certain Relationships and Related Transactions

There are no reportable transactions pursuant to this requirement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

One of our directors, Mr. Schofield, filed one Form 4, Statement of Changes in Beneficial Ownership, late, reporting of an open-market transaction in our common stock (comprising sales on a single day at prices within a stated range). Except as set forth in the immediately preceding sentence, based solely on a review of the copies of reports furnished to us and, with respect to our directors and officers, written representations that no other reports were required, with respect to the year ended December 31, 2012, all other Section 16(a) filing requirements applicable to our directors, officers and greater-than-ten-percent beneficial owners were complied with.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as independent registered public accounting firm to audit the consolidated financial statements for the year ending December 31, 2013 and presents this appointment to the stockholders for ratification.

Although stockholder approval of this appointment is not required, the Audit Committee and the Board believe that submitting the appointment to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of independent registered public accounting firm, but still may retain them. Even if the appointment is ratified, the Audit Committee, at its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Deloitte & Touche LLP acted as our independent registered public accounting firm for the 2012 fiscal year. In addition to its audit of our consolidated financial statements, Deloitte & Touche LLP also audited the financial statements of our Employee Stock Purchase Plan and performed certain non-audit services.

A representative of Deloitte & Touche LLP is expected to be present at the meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

For information concerning the appointment of Deloitte & Touche LLP, see Report of the Audit Committee of the Board of Directors above. For information concerning fees paid to Deloitte & Touche LLP, see Principal Accountant Fees and Services below.

The affirmative vote of a majority of the votes present, in person or by proxy and properly cast at the meeting is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP.

AUDIT MATTERS

Deloitte & Touche LLP has audited the financial statements of the Company for the fiscal year ended December 31, 2012.

A representative of Deloitte & Touche LLP is expected to be present at the meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

When considering Deloitte & Touche LLP’s independence, the Audit Committee considered whether its provision of services to the Company beyond those rendered in connection with its audit and review of the Company’s consolidated financial statements was compatible with maintaining its independence and has determined that such services do not interfere with that firm’s independence in the conduct of its auditing function. The Audit Committee also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP for audit and non-audit services.

Principal Accountant Fees and Services

The following table sets forth by category of service the fees incurred in engagements performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, for professional services rendered to B/E Aerospace, Inc. for the fiscal years ending December 31, 2012, and December 31, 2011.

	2012	2011
	(in thousands)	(in thousands)
Audit Fees	$5,541	$3,787
Audit-Related Fees	112	52
Tax Fees	2,408	1,342
All Other Fees	--	43
Total	$8,061	$5,224

Audit Fees

Audit fees in 2012 and 2011 consist of aggregate fees, including expenses, billed and reasonably expected to be billed by Deloitte & Touche LLP in connection with the annual audit and the audit of internal controls over financial reporting (Sarbanes-Oxley Act Section 404), the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required for the Company’s subsidiaries and services provided in connection with filing registration statements with the SEC.

Audit-Related and All Other Fees

Audit-related fees in 2012 and 2011 consist of the aggregate fees, including expenses, billed by Deloitte & Touche LLP in connection with the Employee Stock Purchase Plan audit, acquisition-related and other services.

Tax Fees

Tax fees in 2012 and 2011 consist of the aggregate fees, including expenses, billed by Deloitte & Touche LLP in connection with services for tax compliance, tax planning, tax advice and tax audit assistance.

Pre-Approval Policies and Procedures

The Audit Committee approves all audit and audit-related services, tax services and other services provided by Deloitte & Touche LLP. Any services provided by Deloitte & Touche LLP that are not specifically included within the scope of the audit must be pre-approved by the Audit Committee in advance of any engagement. Under the Sarbanes Oxley Act of 2002, Audit Committees are permitted to approve certain fees for audit-related services, tax services and other services pursuant to a de minimis exception prior to the completion of an audit engagement. In 2012, none of the fees paid to Deloitte & Touche LLP were approved pursuant to the de minimis exception.

In making its recommendation to appoint Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, the Audit Committee has considered whether the services provided by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP and has determined that such services do not interfere with that firm’s independence in the conduct of its auditing function.

PROPOSAL NO. 4

APPROVAL OF AMENDMENT OF THE AMENDED AND RESTATED
B/E AEROSPACE, INC. 1994 EMPLOYEE STOCK PURCHASE PLAN

On February 24, 2013, the Board deemed it advisable and unanimously approved an amendment to the Company’s Amended and Restated 1994 Employee Stock Purchase Plan (the “ESPP”) to increase the number of shares of common stock available thereunder from 4,000,000 to 4,500,000 shares, subject to stockholder approval. The Board believes these shares, if approved, would serve to increase employee ownership through the ESPP and allow the ESPP to continue to function for approximately three to five years. The aggregate impact of all shares upon issuance would be to result in dilution of less than 0.5% of total shares outstanding as of December 31, 2012. If approved by the stockholders, the Company shall reserve an additional 500,000 shares of common stock for issuance under the ESPP.

The amendment to the ESPP is being submitted for approval by the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting of Stockholders. The following is a summary of the principal provisions of the ESPP (as amended and restated), but is not intended to be a complete description of all of the terms and provisions of the ESPP. This description is qualified by reference to the ESPP document, a copy of which is attached hereto as Annex A.

History. The ESPP was initially adopted by the Company's Board on February 1, 1994 and approved by the stockholders on August 11, 1994 and has been periodically amended to increase the number of shares available for issuance thereunder. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code and will be administered and interpreted in accordance with this provision. On April 23, 2013 the market price of the common stock on the NASDAQ Global Select Market was $61.51.

Administration. The ESPP is administered by the Compensation Committee of the Board which has the right to determine any questions which may arise regarding the interpretation and application of the provisions of the ESPP and to make, administer, and interpret such rules and regulations as it deems necessary. Any determinations will be made by the Compensation Committee in its sole discretion and will be final and binding. The Compensation Committee is authorized from time to time to delegate some or all of its authority under the ESPP to a subcommittee or other individuals as it deems necessary, appropriate or advisable.

Eligibility. Any individual who (i) has been employed by the Company (or its parents or subsidiaries) for at least 90 days, (ii) is customarily employed by the Company (or its parents or subsidiaries) for at least 20 hours per week, and (iii) is customarily employed by the Company (or its parents or subsidiaries) for 5 months or more in any calendar year is eligible to participate in the ESPP, provided that the individual is employed on the first day of an option period and subject to certain limitations imposed by Section 423 and 424 of the Internal Revenue Code. As of April 23, 2013, approximately 6,839 individuals were eligible to participate in the ESPP.

Option Periods. The ESPP is currently implemented by consecutive 6-month option periods, beginning on January 1st and July 1st of each year and ending on the last day of June and December, respectively. Shares are issued on the last day of each 6-month option period.

Participation in the Plan. Eligible employees become participants in the ESPP by executing and delivering to the Company an enrollment form at least 15 days prior to the beginning of an option period (or an earlier date determined by the Compensation Committee). The enrollment form specifies the employee's contribution percentage (between 2% and 15% of “eligible compensation” as defined in the Internal Revenue Code) and authorizes the Company to make payroll deductions for the purchase of shares under the ESPP.

A participant may discontinue his or her participation in the ESPP or may decrease the rate of payroll deductions (but not below 2% of compensation) at any time during the option period by delivering written notice to the Company. Upon a withdrawal from the ESPP during an option period, all payroll deductions for the option period will be returned to the participant in cash, without interest. Upon withdrawal, the participant may not re-elect to participate in the ESPP during the option period but may make a new election to participate in any future option period. Unless the participant’s participation is discontinued, the purchase of shares occurs automatically at the end of the option period. Once an employee becomes a participant, he or she will automatically be enrolled in subsequent option periods unless the employee withdraws from the ESPP or becomes ineligible to participate.

Purchase Price. The purchase price per share at which shares are sold under the ESPP is 85% of the fair market value of the common stock on the last day of the option period. The fair market value of the common stock on a given date is the closing sales price on the NASDAQ Global Select Market as of such date.

Delivery of Shares. On the last day of the option period, the balance of a participant’s account under the ESPP will be applied to the purchase of the number of shares of common stock determined by dividing the account balance by the purchase price. No fractional shares will be delivered under the ESPP.

Share Purchase Limits. The maximum number of shares that a participant may purchase during any option period is the number of shares that when multiplied by the fair market value of the Company’s common stock on the last day of the option period equals $12,500 or less. In addition, no participant will be granted an option under the ESPP which would allow the maximum number of shares of common stock that a participant may purchase under the ESPP (or any employee stock purchase plan sponsored by the Company (and its subsidiaries and affiliates)) to accrue at a rate which would exceed $25,000 in fair market value of such shares (determined at the last day of the option period) for each fiscal year in which the option is outstanding at any time. In addition, no participant will be permitted to subscribe for shares under the ESPP if, immediately after the grant of the option, the participant would own 5% or more of the combined voting power or value of all classes of stock of the Company or of any of its subsidiaries (including stock that may be purchased under the ESPP or pursuant to any other options).

Termination of Employment; Death. Upon the termination of a participant’s employment with the Company and its subsidiaries and affiliates, the participant (i) will immediately cease to participate in the ESPP and (ii) will receive any amounts being held in his or her account. In the event of a participant’s death during an option period, the participant’s designated beneficiary will be entitled to receive the amount credited to the participant's account or to have the account applied to the purchase of common stock at the end of the option period.

Adjustment or Changes in Capitalization. In the event of any change in the outstanding common stock of the Company by reason of a stock split, stock dividend, recapitalization, partial or complete liquidation, reclassification, merger, consolidation, reorganization, extraordinary cash dividend, spin-off, split-up, combination or other corporate event or distribution of stock or property affecting the common stock, the aggregate number of shares available under the ESPP, the number of shares underlying options under the ESPP and the purchase price of such options will be appropriately adjusted in accordance with Section 424 of the Internal Revenue Code.

Dissolution or Liquidation. Unless provided otherwise by the Compensation Committee, in the event of the proposed dissolution or liquidation of the Company, the option period then in progress will be shortened by the Compensation Committee setting a new exercise date and shall terminate immediately prior to the consummation of the proposed dissolution or liquidation.

Asset Sale, Merger or Consolidation. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another entity, each outstanding option under the ESPP will be assumed, or an equivalent right to purchase shares substituted, by the successor or resulting entity or a parent or subsidiary of the entity. In lieu of such substitution or assumption, the Committee may elect to shorten any option period then in progress by setting a new exercise date and any option period then in progress will end on the new exercise date.

Non-assignability. No rights or accumulated payroll deductions of a participant under the ESPP may be pledged, assigned or transferred for any reason during the lifetime of a participant (other than by will or the laws of descent and distribution). If a participant attempts to make such a transfer, any option held by the participant may be terminated by the Company.

Amendment and Termination of the Plan. The ESPP may be amended by the Board for any reason subject to applicable laws, rules and regulations. However, if the Board elects to amend the ESPP to increase the number of outstanding shares of common stock available for issuance, the amendment must be approved by the Company’s stockholders within twelve months. On April 29, 2010, the Board amended the ESPP, and shareholders approved the amendment on July 29, 2010, to provide that the plan will remain in effect until December 31, 2018, unless terminated earlier by the Board.

Certain Federal Income Tax Considerations. The following is a general summary of certain United States federal income tax consequences under the ESPP based upon the laws as in effect on April 23, 2013. This summary is not a complete description of the possible federal income tax consequences of the ESPP and does not purport to cover possible foreign, state, local, estate, employment or other tax consequences.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 421 and 423 of the Internal Revenue Code. Under these provisions, participants will not recognize income for tax purposes upon enrollment in, or when shares are purchased under the plan.

Upon disposition of the shares, the participant will be subject to tax and the amount of the tax will depend on the period of time that the participant holds the shares.

•
If the shares are disposed of by the participant two years or more after the first day of the option period, the lesser of (i) the excess of the fair market value of the common stock at the time of such disposition over the purchase price, and (ii) 15% of the fair market value of the common stock on the last day of the option period, which will be treated as ordinary income. The portion of the gain that is in excess of the amount described in the preceding sentence, if any, will be taxed at long-term capital gain rates. If the shares are sold after such time and the sale price is less than the purchase price, the participant recognizes no ordinary income but instead a capital loss for the difference between the sale price and the purchase price.

•
If the shares are disposed of by the participant less than two years after the first day of the offering period, the participant will recognize compensation taxable as ordinary income, in an amount equal to the excess of the fair market value of the common stock on the last day of the offering period over the purchase price of the common stock under the ESPP. In addition, on the disposition of the common stock, the participant will recognize capital gain or loss equal to the difference between the price at which the common stock is disposed of and the cost basis in the common stock.

The Company is not entitled to a deduction for amounts taxed as ordinary income to a participant except to the extent of ordinary income recognized by participants upon disposition of shares less than two years after the first day of the option period.

New Plan Benefits. The benefits to be received by participants in the ESPP will depend upon the number of eligible employees who enroll in the ESPP, the payroll deduction elections made by such employees and the availability of shares under the ESPP. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the ESPP.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT OF THE AMENDED AND RESTATED B/E AEROSPACE, INC. 1994 EMPLOYEE STOCK PURCHASE PLAN DESCRIBED ABOVE AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.

Equity Compensation Plan Information

The Company maintains the following equity compensation plans under which the Company’s common stock is authorized for issuance to employees and directors in exchange for services: LTIP, Amended and Restated 1989 Stock Option Plan, 1991 Directors’ Stock Option Plan, United Kingdom 1992 Employee Share Option Scheme, 1996 Stock Option Plan, 2001 Stock Option Plan, 2001 Directors’ Stock Option Plan, ESPP and NEDDSP. The United Kingdom 1992 Employee Share Option Scheme and the 1996 Stock Option Plan have not been approved by the Company’s stockholders; the other plans have received the approval of the Company’s stockholders. The only plans which remain currently active are the LTIP, ESPP and NEDDSP. The following table provides aggregate information regarding the shares of common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s equity compensation plans as of December 31, 2012:

	(a)		(c)
	Number of Securities		Number of Securities
	to be Issued Upon	(b)	Available for Future
	Exercise of	Weighted Average	Issuance Under Equity
	Outstanding	Exercise Price of	Compensation Plans
	Options,	Outstanding Options,	(Excluding Securities
	Warrants and	Warrants and Rights	Reflected in
Plan Category	Rights (1)	($)	Column (a)) (2)
Equity Compensation Plans approved by security
holders (3):	14,000	$10.42	5,995,965
Equity Compensation Plans not approved by security
holders (4):	37,008	8.80	--
Total	51,008	$9.24	5,995,965

(1)	As of December 31, 2012, the weighted average remaining contractual life of all outstanding stock options was 1.7 years.

(2)	Numbers in this column also include rights granted pursuant to the ESPP and rights under the LTIP.

(3)
Awards were granted pursuant to the following plans: the LTIP, the Amended and Restated 1989 Stock Option Plan, the 1991 Directors’ Stock Option Plan, the 2001 Stock Option Plan and the 2001 Directors’ Stock Option Plan. The Company will not make any further awards under the 2001 Stock Option Plan, the 2001 Directors’ Stock Option Plan, the Amended and Restated 1989 Stock Option Plan or the 1991 Directors’ Stock Option Plan.

(4)	Options were granted pursuant to the following plans: United Kingdom 1992 Employee Share Option Scheme and the 1996 Stock Option Plan. The Company will not make any further awards under these plans.

Non-Stockholder Approved Plans. The material terms of the Company’s non-stockholder approved equity compensation plans are summarized below.

United Kingdom 1992 Employee Share Option Scheme. The Board adopted the United Kingdom 1992 Employee Share Option Scheme on July 15, 1992. The UK plan is a United Kingdom Inland Revenue approved plan that provides for the grant of share options to key employees of the Company and its subsidiaries in the United Kingdom.

The exercise price of the share options granted under the UK plan were determined by the Board and are equal to 100% of the fair market value of the Company’s common stock on the date of grant. Unless otherwise determined by the Board, share options vested as to 25% of the underlying shares on the date of grant and on each of the first, second and third anniversaries of the date of grant and expire on the tenth anniversary of the date of grant. Upon an optionee’s termination of employment with the Company or its subsidiaries for any reason other than death, sick leave, or an approved leave of absence, share options will lapse immediately. In addition, upon a change of control of the Company, share options will generally either (i) vest in full and remain exercisable for a period of fourteen days or (ii) be canceled and replaced with an option to purchase shares of the acquiring corporation with substantially the same terms.

1996 Stock Option Plan. The Board adopted the 1996 Stock Option Plan on August 16, 1996. The plan provides for the grant of nonstatutory stock options to employees, consultants and advisors of the Company and its subsidiaries other than directors and executive officers. No further option grants will be made under the plan.

The exercise price of the options were determined by the Board but are not to be less than 100% of the fair market value of the Company’s common stock on the date of grant. Unless otherwise determined by the Board, options vested as to 25% of the underlying shares on the date of grant and on each of the first, second and third anniversaries of the date of grant and expire on the tenth anniversary of the date of grant.

Upon an optionee’s termination of employment for any reason other than death or for cause, vested options will generally remain exercisable for three months and unvested options will be immediately forfeited. However, if the optionee has been an employee of the Company for at least 10 years at the time of termination, vested options will generally remain exercisable until the original expiration date. In addition, upon a change of control of the Company either (i) all outstanding options will become immediately exercisable at least 20 days prior to the change of control and will terminate upon the effective date of the change of control or (ii) the Board of Directors will provide for the assumption or replacement of the outstanding options by the surviving corporation resulting from the change of control.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 2014 pursuant to Rule 14a-8 under the Exchange Act must be received by the Secretary of the Company at its executive offices no later than February 14, 2014 to be considered for inclusion in the Company’s proxy materials for that meeting. That date is 120 calendar days before the one-year anniversary of the June 11, 2013 release date for this Proxy Statement. For notice of a stockholder proposal to be considered timely, but not included in the proxy materials for the Annual Meeting of Stockholders in 2014 or 2015, a stockholder’s proposal must be delivered to, or mailed and received by, the Secretary of the Company in accordance with Section 2.11 of the Company’s By-laws.

OTHER MATTERS

The Board of Directors is not aware of any matters that will be brought before the meeting other than as described in this Proxy Statement. However, if any matters properly come before the meeting that are not specifically set forth on the proxy card and in this Proxy Statement, the persons designated as proxies will have authority to vote thereon in accordance with their best judgment.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

Our Proxy Statement and our Annual Report on Form 10-K are available on our website at www.beaerospace.com.

If you want to receive a paper copy or email pdf copy of these documents, you must request one. There is no charge. Please contact:

B/E Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL 33414-2105
Attention: Investor Relations
Telephone: 561-791-5000

ANNEX A

B/E AEROSPACE, INC.

Amended and Restated

1994 Employee Stock Purchase Plan

SECTION 1.  PURPOSE OF PLAN

         This document amends and restates the B/E Aerospace, Inc. 1994 Employee Stock Purchase Plan (the "Plan") as of _________, 2013.  The Plan is intended to provide a method by which eligible employees of B/E Aerospace, Inc. ("B/E Aerospace") and of such of B/E Aerospace's parents and subsidiaries as B/E Aerospace's Board of Directors (the "Board of Directors") may from time to time designate (such parents, subsidiaries, together with B/E Aerospace, being hereinafter referred to as the "Company"), may use voluntary, systematic payroll deductions to purchase shares of the Common Stock of B/E Aerospace, par value $.01 per share (the "Stock") and thereby acquire an interest in the future of B/E Aerospace.  The Plan is intended to comply with the provisions of Section 423 of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (the “Code”) and shall be administered, interpreted and construed in accordance with such provisions.  For purposes of the Plan, (i) a "subsidiary" is any corporation which constitutes a “subsidiary” of B/E Aerospace within the meaning of Section 424 of the Code and (ii) a “parent” constitutes a “parent” of B/E Aerospace within the meaning of Section 424 of the Code.

SECTION 2.  OPTIONS TO PURCHASE STOCK

         Under the Plan, there is available an aggregate of not more than 4,500,000 shares of Stock (subject to adjustment as provided in Section 14) for sale pursuant to the exercise of options ("Options") granted under the Plan.  The Stock to be delivered upon exercise of Options under the Plan may be either shares of authorized but unissued Stock or shares of reacquired Stock, as the Board of Directors may determine.

SECTION 3.  ELIGIBLE EMPLOYEES

         (a)                      Except as otherwise provided in the Plan, each individual: (i) who is an active Employee of the Company ("Employee"); (ii) who has a customary working schedule of at least 20 hours per week; (iii) who has been an Employee for at least 90 days; and (iv) whose customary employment is for five months or more in any calendar year will be eligible to participate in the Plan (each such individual, an "Eligible Employee").  From time to time, the Compensation Committee of the Board of Directors (the “Compensation Committee”) may amend the requirements of an Eligible Employee, subject to the provisions of Sections 423 and 424 of the Code.

         (b)                      Any Employee who immediately after the grant of an Option would, in accordance with the provisions of Sections 423 and 424 of the Code, own stock possessing 5% or more of the total combined voting power or value of all classes of stock of B/E Aerospace or any of its parents or subsidiaries, will not be an Eligible Employee.

         (c)                      No Employee will be granted an Option under the Plan which would permit his or her rights to purchase shares of Stock under all employee stock purchase plans of the Company (as defined by Section 423(b) of the Code)  to accrue at a rate which exceeds $25,000 in fair market value of such Stock (determined at the time the Option is granted) for each calendar year during which any such Option granted to such Employee is outstanding at any time, as provided in Sections 423 and 424(d) of the Code.  For purposes of this limitation, the date of grant of an Option shall be the date on which the Option is exercised pursuant to Section 8.  “Fair market value” on any given day will mean the Closing Price of the Stock on such day (or, if there was no Closing Price on such day, the latest day prior thereto on which there was a Closing Price).  The "Closing Price" of the Stock on any business day will be the last sale price as reported on the principal market on which the Stock is traded or, if no last sale is reported, then the mean between the highest bid and lowest asked prices on that day.  A good faith determination by the Compensation Committee as to fair market value shall be final and binding.

SECTION 4.  METHOD OF PARTICIPATION

(a)           Each of the periods during which this Plan remains in effect is hereinafter referred to as an "Option Period".  Option Periods shall be of six-month duration.  Each Plan Year (January 1st through December 31st) shall contain two Option Periods, one shall commence January 1 and terminate June 30 and the other shall commence July 1 and terminate December 31.

(b)           Each person who is an Eligible Employee on the first day of an Option Period may elect to participate in the Plan by executing and delivering a payroll deduction authorization in accordance with Section 5.  Such Employee will thereby become a participant ("Participant") for such Option Period.  Unless otherwise specified prior to the beginning of the year pursuant to Section 5, a Participant shall be deemed to have elected to participate in each subsequent Plan Year for which the Participant is an Eligible Employee to the same extent and in the same manner as at the end of the prior Plan Year.

SECTION 5.  PAYROLL DEDUCTIONS

(a)           The payroll deduction authorization will be in a form determined by the Compensation Committee from time to time.  The payroll deduction authorization must be delivered to the Company at least fifteen days prior to the first date of the Option Period (or such earlier or later date specified by the Compensation Committee from time to time).  When executing and delivering the payroll deduction authorization, the Participant shall request withholding at a rate (in whole percentages) of not less than 2% or more than 15% of the Participant's Compensation by means of equal payroll deductions over the Option Period.  All amounts withheld in accordance with a Participant's payroll deduction authorization will be credited to a withholding account for such Participant.  All such amounts shall be assets of the Company and may be used by the Company for any corporate purpose.  The payroll deduction authorization will remain in effect for each consecutive subsequent Option Period unless changed or revoked by the Participant pursuant to Section 5(b).  For purposes of the Plan, "Compensation" will mean the sum of the types and amounts of compensation determined from time to time by the Compensation Committee to be eligible to be taken into account under the Plan; provided, however, that no such determination shall include or exclude any type or amount of compensation contrary to the requirements of Section 423 of the Code.

(b)           At any time during an Option Period,  a Participant may (i) cancel an Option and cease participation in the Plan with respect to all (but not less than all) of the Stock subject to such Option or (ii) reduce the withholding rate of his or her payroll deduction authorization for the Option Period by one or more whole percentage points (but not to below 2%) by delivering written notice to the Company in the form specified by the Compensation Committee, such cancellation or reduction to take effect prospectively as soon as practicable following receipt of such notice by the Company.  A Participant may increase or reduce the withholding rate of his or her payroll deduction authorization for a future Option Period, or cease participation entirely for a future Option Period, by written notice delivered to the Company at least 15 days prior to the first day of the Option Period as to which the change is to be effective (or such earlier or later date specified by the Compensation Committee from time to time).  To the extent then an Eligible Employee, any Participant who ceased to participate may elect to participate in a future Option Period by completing the process specified in Sections 4 and 5.  Upon cancellation, the balance in the Participant’s withholding account will be returned to the Participant.

SECTION 6.  GRANT OF OPTIONS

Each person who is a Participant on the first day of an Option Period will, as of such day, be granted an Option for such Period.  Such Option will be for the number of whole shares (not in excess of the share maximum as hereinafter defined) of Stock to be determined by dividing (i) the balance in the Participant's withholding account on the last day of the Option Period, by (ii) the purchase price per share of the Stock determined under Section 7.  For purposes of the preceding sentence, the share maximum with respect to any Option for any Option Period shall be the largest whole number of shares of Stock which, when multiplied by the fair market value of a share of Stock on the last day of the Option Period, produces a dollar amount of $12,500 or less.  The number of shares of Stock receivable by each Participant upon exercise of his or her Option for an Option Period will be reduced, on a substantially proportionate basis, in the event that the number of shares then available under the Plan is otherwise insufficient.

SECTION 7.  PURCHASE PRICE

         The purchase price of Stock issued pursuant to the exercise of an Option will be 85% of the fair market value of the Stock at the time at which the Option is exercised pursuant to Section 8.

SECTION 8.  EXERCISE OF OPTIONS

(a)           Each Employee who is a Participant in the Plan on the last day of an Option Period will be deemed to have exercised, on the last day of the Option Period, the Option granted to him or her for that Option Period.  Upon such exercise, the balance of the Participant's withholding account will be applied to the purchase of the number of whole shares of Stock determined under Section 6 and as soon as practicable thereafter the shares will be issued to the Participant either in certificates or electronically in “book entry” form with the transfer agent.  In the event that the balance of the Participant's withholding account following an Option Period is in excess of the total purchase price of the shares issued, the balance of the account shall be returned to the Participant; provided, however, that if the balance left in the account consists solely of an amount equal to the value of a fractional share it will be retained in the withholding account and carried over to the next Option Period.  The entire balance of the Participant's withholding account following the final Option Period shall be returned to the Participant.  No fractional shares will be issued hereunder.

(b)           As a condition to receiving shares or cash amounts hereunder, (i) the Company may require a Participant to make a cash payment to the Company of, or (ii) the Company may withhold from any shares and cash amounts distributable under the Plan, an amount necessary to satisfy all federal, state, city or other taxes required to be withheld in respect of such payments pursuant to any law or governmental regulation or ruling.

(c)           An Option may not be exercised and  shares of Stock may not be issued in connection with an Option, unless the issuance of the shares of Stock (i) has been registered under the Securities Act of 1933, as amended, (ii) has qualified under applicable state “blue sky” laws (or the Company has determined that an exemption from registration and from qualification under state “blue sky” laws is available); and (iii) complies with foreign securities laws and other applicable laws rules and regulations (including any required  consents and approvals).  The Compensation Committee may require each Participant exercising an Option to represent to and agree with the Company in writing that the Participant is acquiring the Stock for investment purposes and not with a view to the distribution of the Stock.  All certificates for Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Compensation Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the Stock is then listed, and any applicable securities law, and the Compensation Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.  The Company may affix a legend to the stock certificate issued upon the exercise of an Option as it deems necessary in its sole discretion.  The Company is under no obligation to register the Stock transferred to a Participant upon exercise.  If the Stock is not registered, a Participant may not resell, offer to resell or otherwise transfer such Stock unless the resale or transfer takes place in accordance with applicable law and as otherwise determined by the Compensation Committee.

SECTION 9.  INTEREST

         No interest will be payable on withholding accounts.

SECTION 10.  TERMINATION OF EMPLOYMENT; LEAVE OF ABSENCE; SALE TRANSACTION

(a)           Subject to Section 11, upon the termination of a Participant's service with the Company for any reason, (i) he or she will cease to be a Participant, (ii) any Option held by the Participant under the Plan will be deemed canceled, (iii) the balance of the Participant’s withholding account will be returned to the Participant, and (iv) the Participant will have no further rights under the Plan.

(b)           Unless the Compensation Committee otherwise determines, a Participant on a paid leave of absence shall continue to be a Participant in the Plan so long as such Participant is on such paid leave of absence.  Unless otherwise determined by the Compensation Committee, a Participant on an unpaid leave of absence will no longer be eligible to make any additional contributions as of the date such unpaid leave has begun;  provided, however, that, unless the Participant cancels the Option pursuant to Section 5, the balance of the Participant's withholding account shall be applied to the purchase of Stock, in accordance with Section 8 hereof, on the last day of the Option Period immediately following the commencement of the Participant’s leave of absence.

(c)           In the event of the proposed dissolution or liquidation of B/E Aerospace, the Option Period then in progress shall be shortened by the Compensation Committee setting a new exercise date and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Compensation Committee.  The new exercise date selected by the Compensation Committee shall be before the date of the proposed dissolution or liquidation of B/E Aerospace.  Each Participant will be notified in writing, at least 10 business days prior to the new exercise date (or such longer or shorter period as the Compensation Committee may determine) that the exercise date for the Participant's Options has been changed to the new exercise date and that the balance of the Participant's withholding account shall be applied to the purchase of shares, in accordance with Section 8 hereof,  on the new exercise date, unless prior to such date the Participant has ceased to participate in the Plan as provided in Section 5 hereof.

(d)            In the event of a proposed sale of all or substantially all of the assets of B/E Aerospace, or the merger or consolidation of B/E Aerospace with or into another entity, unless provided otherwise by the Compensation Committee, each outstanding Option shall be assumed, or an equivalent right to purchase shares substituted, by the successor or resulting entity or a parent or subsidiary of the such entity.  In lieu of such substitution or assumption, the Compensation Committee may elect to shorten any Option Period then in progress by setting a new exercise date and any Option Period then in progress shall end on the new exercise date.  The new exercise date selected by the Compensation Committee shall be before the effective date of such proposed sale, merger or consolidation.  Each Participant will be notified in writing, at least 10 business days prior to the new exercise date (or such longer or shorter period as the Compensation Committee may determine) that the exercise date for the Participant's Options has been changed to the new exercise date and that the balance of the Participant's withholding account shall be applied to the purchase of shares, in accordance with Section 8 hereof,  on the new exercise date, unless prior to such date the Participant has ceased to participate in the Plan as provided in Section 5 hereof.

SECTION 11.  DEATH OF PARTICIPANT

         A Participant may file a written designation of beneficiary specifying who is to receive any Stock and/or cash credited to the Participant under the Plan in the event of the Participant's death, which designation will also provide for the election by the Participant of either (i) cancellation of the Participant's Option upon his or her death, as provided in Section 5 or (ii) application as of the last day of the Option Period of the balance of the deceased Participant's withholding account at the time of death to the exercise of his or her Option, pursuant to Section 8 of the Plan. In the absence of a valid election otherwise, the death of a Participant will be deemed to effect a cancellation of his or her Option pursuant to Section 5.  A designation of beneficiary and election may be changed by the Participant at any time, by written notice in a manner specified by the Compensation Committee.  In the event of the death of a Participant and receipt by B/E Aerospace of proof of the identity and existence at the Participant's death of a beneficiary validly designated by him or her under the Plan, B/E Aerospace will deliver to such beneficiary such Stock and/or cash to which the beneficiary is entitled under the Plan.  Where the Participant has elected option (ii) above but there is no surviving designated beneficiary, B/E Aerospace will deliver such Stock and/or cash to the executor or administrator of the estate of the Participant.  No beneficiary will, prior to the death of the Participant by whom he or she has been designated, acquire any interest in any Stock or cash credited to the Participant under the Plan.

SECTION 12.  PARTICIPANT'S RIGHTS NOT TRANSFERABLE

         All Participants will have the same rights and privileges under the Plan.  Each Participant's rights and privileges under any Option may be exercisable during his or her lifetime only by him or her, and may not be assigned, sold, pledged, assigned, or otherwise transferred in any manner (other than by will or the laws of descent and distribution).  Any attempt at such transfer shall be without effect.  In the event any Participant violates the terms of this Section 12, any Option held by him or her may be terminated by the Company in its sole discretion and upon return to the Participant of the balance of his or her withholding account, all his or her rights under the Plan will terminate.

SECTION 13.  EMPLOYMENT RIGHTS

         Nothing contained in the provisions of the Plan will be construed to give to any Employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Employee at any time.  The loss of existing or potential profit in Options will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation to the Participant.

SECTION 14.  CHANGE IN CAPITALIZATION

         In the event of any change in the outstanding Stock by reason of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, extraordinary cash dividend, split-up, spin-off, combination, exchange of Stock, warrants or rights offering to purchase Stock at a price substantially below fair market value, or any other corporate event or distribution of stock or property of B/E Aerospace affecting the Stock, after the effective date of this Plan, the aggregate number of shares available under the Plan, the number of shares under Options granted but not exercised, and the purchase price will be appropriately adjusted.  Such adjustment shall be made equitably by the Compensation Committee subject to the limitations of Section 424 of the Code.

SECTION 15.  ADMINISTRATION OF PLAN

(a)           The Plan will be administered by the Compensation Committee, which will have the full power and authority (i) to determine any questions which may arise regarding the interpretation and application of the provisions of the Plan (ii) to proscribe, amend and rescind rules and regulations and (iii) to make, administer, construe and interpret such rules and regulations as it deems necessary or advisable in its sole discretion.  Any determinations hereunder shall be made in the Compensation Committee’s sole discretion and shall be final and binding.  Anything in the Plan to the contrary notwithstanding, subject to applicable law, any authority or responsibility that, under the terms of the Plan, may be exercised by the Compensation Committee may alternatively be exercised by the Board of Directors.

(b)           To the extent not prohibited by applicable law, the Compensation Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees of the Compensation Committee or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation.  For purposes of the Plan, reference to the Compensation Committee shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Compensation Committee delegates authority pursuant to this Section 15.

(c)           Subject to applicable law:  (i) no member of the Board of Directors or Compensation Committee (or its delegates) shall be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan; and (ii) the members of the Board of Directors or the Compensation Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Certificate of Incorporation and Bylaws of B/E Aerospace, as they may be amended from time to time.  In the performance of its responsibilities with respect to the Plan, the Compensation Committee shall be entitled to rely upon, and no member of the Compensation Committee shall be liable for any action taken or not taken in reliance upon, information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party that the Compensation Committee deems necessary.

SECTION 16.  AMENDMENT AND TERMINATION OF PLAN

(a)           The Company reserves the right at any time or times to amend the Plan to any extent and in any manner it may deem advisable by vote of the Board of Directors; provided, however, that any amendment relating to the aggregate number of shares which may be issued under the Plan (other than an adjustment provided for in Section 14) will have no force or effect unless it is approved by the shareholders within twelve months before or after its adoption.  Shareholder approval is also required to the extent necessary to comply with applicable laws, rules and regulations including, without limitation, Sections 423 and 424 of the Code.

(b)           The Plan as amended and restated will become effective beginning on the first Option Period following the approval by the shareholders of B/E Aerospace.  The Plan will automatically terminate on December 31, 2018 (at the end of the second Option Period beginning in Plan Year 2018).  The Plan may be earlier suspended or terminated by the Board of Directors, but no such suspension or termination will adversely affect the rights and privileges of holders of outstanding Options.  The Plan will terminate in any case when all or substantially all the Stock reserved for the purposes of the Plan has been purchased.

SECTION 17.  CAPTIONS, ETC.

The captions of the sections and paragraphs of this Plan have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision of the Plan.  References to sections herein are to the specified sections of this Plan unless another reference is specifically stated.  Wherever used herein, a singular number shall be deemed to include the plural unless a different meaning is required by the context.

SECTION 18.  EFFECT OF PLAN

The provisions of the Plan shall be binding upon, and inure to the benefit of, all successors of the Company and each Participant, including, without limitation, such Participant's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Participant.

SECTION 19.  GOVERNING LAW

Except as to matters of federal law, the Plan and all actions taken under the Plan shall be governed by and construed in accordance with the laws of the State of Florida.

         IN WITNESS WHEREOF, B/E Aerospace has caused this Plan to be executed on its behalf the _______ day of _____________July, 2013.

B/E AEROSPACE, INC.

By:
	Name:	Thomas P. McCaffrey
	Title:	Senior Vice President and Chief Financial Officer

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 1 U PX + Annual Meeting Proxy Card + IMPORTANT ANNUAL MEETING INFORMATION A Vote on Directors – The Board of Directors unanimously recommends a vote FOR the listed nominees. 1. Election of Two Class I Directors: Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below. C Please sign this proxy card and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign as your name appears herein. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, signer should attach evidence of authority. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. B Vote on Proposals The Board of Directors unanimously recommends a vote FOR Proposal 2. The Board of Directors unanimously recommends a vote FOR Proposal 3. The Board of Directors unanimously recommends a vote FOR Proposal 4. For Against Abstain 2. Say on Pay – An advisory vote on the approval of executive compensation. 4. Proposal to amend the Amended and Restated B/E Aerospace, Inc. 1994 Employee Stock Purchase Plan. 3. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year. To transact any other business that may properly come before the meeting or any adjournment thereof, this proxy will be voted at the discretion of the proxy holder. 01 - Michael F. Senft 02 - John T. Whates For Withhold For Withhold MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMM 1 6 2 8 0 8 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND  MMMMMMMM C 1234567890 J N T C123456789 Electronic Voting Instructions You can vote by the Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on July 24, 2013. Vote by Internet • Go to www.investorvote.com/BEAV • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

ANNUAL MEETING JULY 24, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. The undersigned hereby constitutes and appoints Messrs. Thomas P. McCaffrey and Ryan M. Patch, or either of them, with full power of substitution to each, proxies to vote and act at the Annual Meeting of Stockholders of B/E Aerospace, Inc. (the “Company”) to be held on July 24, 2013 at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts 02110 at 10:30 a.m. (Eastern Time) and at any adjournment thereof (the “Meeting”), upon and with respect to the number of shares of Common Stock, par value $0.01 per share that the undersigned would be entitled to vote if personally present. The undersigned hereby instructs such proxies, or their substitutes, to vote on those matters appearing on the reverse side hereof as specified by the undersigned and in such manner as they may determine on any other matter that may come before the Meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. All proxies heretofore given by the undersigned in respect of the Meeting are hereby revoked. Unless otherwise specified in the boxes provided on the reverse side hereof, this Proxy will be voted (1) FOR the nominees for Director, (2) FOR Proposal 2, (3) FOR Proposal 3, (4) FOR Proposal 4, and (5) in the discretion of the named proxies as to any other matter that may properly come up before the Meeting. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on July 24, 2013. The Company’s 2013 Proxy Statement and the Company’s Annual Report for 2012 are available at:  ttp://proxy.beaerospace.com/phoenix.zhtml?c=78014&p=proxy. CONTINUED AND TO BE VOTED ON REVERSE SIDE Proxy — B/E Aerospace, Inc. D Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. + + qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01MYHB 1 U PX + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Annual Meeting Proxy Card  + IMPORTANT ANNUAL MEETING INFORMATION A Vote on Directors – The Board of Directors unanimously recommends a vote FOR the listed nominees. 1. Election of Two Class I Directors: Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below. C Please sign this proxy card and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign as your name appears herein. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, signer should attach evidence of authority. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. B Vote on Proposals The Board of Directors unanimously recommends a vote FOR Proposal 2. The Board of Directors unanimously recommends a vote FOR Proposal 3. The Board of Directors unanimously recommends a vote FOR Proposal 4.For Against Abstain 2. Say on Pay – An advisory vote on the approval of executive compensation. 4. Proposal to amend the Amended and Restated B/E Aerospace, Inc. 1994 Employee Stock Purchase Plan. 3. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year. To transact any other business that may properly come before the meeting or any adjournment thereof, this proxy will be voted at the discretion of the proxy holder. 01 - Michael F. Senft 02 - John T. Whates For Withhold For WithholdMMMMMMMMMMMM1 6 2 8 0 8 2 MMMMMMMMM

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ANNUAL MEETING JULY 24, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. The undersigned hereby constitutes and appoints Messrs. Thomas P. McCaffrey and Ryan M. Patch, or either of them, with full power of substitution to each, proxies to vote and act at the Annual Meeting of Stockholders of B/E Aerospace, Inc. (the “Company”) to be held on July 24, 2013 at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts 02110 at 10:30 a.m. (Eastern Time) and at any adjournment thereof (the “Meeting”), upon and with respect to the number of shares of Common Stock, par value $0.01 per share that the undersigned would be entitled to vote if personally present. The undersigned hereby instructs such proxies, or their substitutes, to vote on those matters appearing on the reverse side hereof as specified by the undersigned and in such manner as they may determine on any other matter that may come before the Meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. All proxies heretofore given by the undersigned in respect of the Meeting are hereby revoked. Unless otherwise specified in the boxes provided on the reverse side hereof, this Proxy will be voted (1) FOR the nominees for Director, (2) FOR Proposal 2, (3) FOR Proposal 3, (4) FOR Proposal 4, and (5) in the discretion of the named proxies as to any other matter that may properly come up before the Meeting. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on July 24, 2013. The Company’s 2013 Proxy Statement and the Company’s Annual Report for 2012 are available at: http://proxy.beaerospace.com/phoenix.zhtml?c=78014&p=proxy. CONTINUED AND TO BE VOTED ON REVERSE SIDE Proxy — B/E Aerospace, Inc.